Exhibit 10.3

DOMINO’S PIZZA MASTER ISSUER LLC,

CERTAIN SUBSIDIARIES OF DOMINO’S PIZZA MASTER ISSUER LLC PARTY HERETO,

DOMINO’S SPV GUARANTOR LLC,

DOMINO’S PIZZA LLC,

as Manager and in its individual capacity,

DOMINO’S PIZZA NS CO.,

and

CITIBANK, N.A.,

as Trustee

AMENDED AND RESTATED MANAGEMENT AGREEMENT

Dated as of March 15, 2012

(amending and restating the Master Servicing Agreement dated as of April 16, 2007)

-ii-

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of March 15, 2012 (this “Agreement”), is entered into by and among Domino’s Pizza Master Issuer LLC, a Delaware limited liability company (the “Master Issuer”), Domino’s Pizza Distribution LLC, a Delaware limited liability company (the “Domestic Supply Chain Holder”), Domino’s Progressive Foods Distribution LLC, a Delaware limited liability company (the “PFS Domestic Supply Chain Holder”), Domino’s SPV Canadian Holding Company Inc., a Delaware corporation (the “SPV Canadian Holdco”), Domino’s IP Holder LLC, a Delaware limited liability company (the “IP Holder”, and together with the Master Issuer, the Domestic Supply Chain Holder, the PFS Domestic Supply Chain Holder and SPV Canadian Holdco, the “Co-Issuers”), Domino’s SPV Guarantor LLC, a Delaware limited liability company (the “SPV Guarantor”), Domino’s Pizza Franchising LLC, a Delaware limited liability company (the “Domestic Franchisor”), Domino’s Pizza International Franchising Inc., a Delaware corporation (the “International Franchisor”), Domino’s Pizza Canadian Distribution ULC, a Nova Scotia unlimited company (the “Canadian Distributor”), Domino’s EQ LLC, a Delaware limited liability company (the “Domestic Supply Chain Equipment Holder”), Domino’s RE LLC, a Delaware limited liability company (the “Domestic Supply Chain Real Estate Holder”), Domino’s Pizza International Franchising of Michigan LLC, a Michigan limited liability company (the “International Franchisor (Michigan)”, and together with the SPV Guarantor, the Domestic Franchisor, the International Franchisor, the Canadian Distributor, the Domestic Supply Chain Equipment Holder and the Domestic Supply Chain Real Estate Holder, the “Guarantors”), Domino’s Pizza LLC, a Michigan limited liability company (“DPL”), Domino’s Pizza NS Co., a Nova Scotia unlimited company (the “Canadian Manufacturer”), Citibank, N.A. (“Citibank”), as trustee (the “Trustee”), and any other Securitization Entity that becomes party to this Agreement by execution of a joinder substantially in the form attached hereto as Exhibit A. This Agreement amends and restates the Master Servicing Agreement, dated as of April 16, 2007 (the “Original Management Agreement”), by and among the Co-Issuers, the SPV Guarantor, the Domestic Franchisor, the International Franchisor, the Canadian Distributor, the Manager, the Canadian Manufacturer and Citibank, N.A., as trustee. For all purposes of this Agreement, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in Annex A to the Base Indenture (as defined below). “Manager”, when in reference to (a) the servicing of the Managed Assets of the Canadian Distributor, shall mean the Canadian Manufacturer, and (b) the servicing of all other Managed Assets, shall mean DPL; provided, that the term “Manager” shall mean only DPL with respect to Article 3 and Sections 2.7, 2.8, 4.1(a)(i) and 8.2 herein. All other representations, warranties and covenants of or about DPL made herein are repeated herein with respect to the Canadian Manufacturer, as applicable, as though fully set forth herein.

RECITALS

WHEREAS, the Master Issuer and the other Co-Issuers have entered into the Amended and Restated Base Indenture, dated as of the date of this Agreement, with Citibank, as Trustee and securities intermediary (as amended, restated, supplemented or otherwise modified from time to time, the “Base Indenture”), pursuant to which the Master Issuer and the other Co-Issuers shall issue series of notes (the “Notes”) from time to time, on the terms described therein. Pursuant to the Base Indenture and the Global G&C Agreement, as security for the indebtedness represented by the Notes and the other Obligations, the Master Issuer and the other Securitization Entities are and will be granting to the Trustee on behalf of the Secured Parties, a security interest in the Collateral;

WHEREAS, since the Series 2007-1 Closing Date, all Post-Securitization Domestic Franchise Arrangements and all Post-Securitization International Franchise Arrangements have been, and will continue to be, originated by the Franchisors;

WHEREAS, from and after the Closing Date, the International Franchisor or the International Franchisor (Michigan) will also originate all Post-Closing Overseas Franchise Arrangements;

WHEREAS, from time to time, the Master Issuer or the Franchisors may purchase or repurchase, as the case may be, the Franchise Arrangement and/or lease with a third party landlord entered into with respect to a Store and undertake to operate such Store (a “Repurchased Store”) until such time as a New Franchise Arrangement is entered into with respect to such Repurchased Store;

WHEREAS, each of the Securitization Entities desires to have the Manager operate any Repurchased Store in accordance with the Management Standard;

WHEREAS, each of the Securitization Entities desires to have the Manager enforce its rights and powers and perform its duties and obligations under the Managed Documents to which it is party in accordance with the Management Standard;

WHEREAS, each of the Securitization Entities desires to have the Manager enter into certain agreements and acquire and dispose of certain assets from time to time on its behalf, in each case in accordance with the Management Standard;

WHEREAS, the IP Holder desires to appoint the Manager as its agent for providing comprehensive intellectual property development, enforcement, maintenance, protection, defense, management, licensing, contract administration and other duties or services in connection with the Domino’s IP in accordance with the Management Standard;

WHEREAS, the Manager desires to enforce such rights and powers and perform such management obligations and duties, all in accordance with the Management Standard; and

WHEREAS, each of the Securitization Entities desires to enter into this Agreement to provide for, among other things, the management of the respective rights and powers and the performance of the respective duties and obligations of the Securitization Entities, as applicable, under or in connection with the Contribution and Sale Agreements, the Distribution and Contribution Agreements, the Omnibus Transfer Agreement (2025), the Third-Party License Agreements, the Franchise Arrangements, the Domino’s IP, the IP License Agreements, the Domestic Supply Chain Assets, the Third- Party Supply Agreements, the Product Purchase Agreements, the Requirements Agreements, the Supply Chain Agreements, the Repurchased Stores, the U.S. production and supply chain business and any other assets acquired by the Securitization Entities (the “Managed Assets”), by the Manager, all in accordance with the Management Standard;

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used herein but not otherwise defined herein or in Annex A to the Base Indenture shall have the following meanings:

“Agreement” has the meaning set forth in the preamble hereto.

“Asset Management Services” means, in a manner consistent with the Management Standard, the execution of real property leases and equipment leases related to the distribution, production and supply chain where a Non-Securitization Entity remains a co-obligor on such leases, and the management, operation and administration of leased and owned property in the distribution, production and supply chain.

“Back-Up Management Agreement” means the Amended and Restated Back-Up Management and Consulting Agreement, dated as of April 16, 2021, by and among the Co-Issuers, the Manager, the other Securitization Entities, the Trustee and FTI Consulting, Inc., a Maryland corporation, as Back-Up Manager.

“Base Indenture” has the meaning set forth in the recitals hereto.

“Breach Notice” means written notice of a material violation by the applicable licensee under any IP License Agreement.

“Canadian Distributor” has the meaning set forth in the preamble hereto.

“Canadian Manufacturer” has the meaning set forth in the preamble hereto.

“Change in Management”: means, on and after the Series 2025-1 Springing Amendments Implementation Date, the event that will occur if more than 50% of the Leadership Team is terminated and/or resigns within 12 months after the date of the occurrence of a Change of Control; provided, that for purposes of this definition, the termination and/or resignation of an officer will not include (i) a change in such officer’s status in the ordinary course of succession so long as such officer remains affiliated with Holdco or any of its Subsidiaries as an officer or in a similar capacity, (ii) the retirement of such officer, (iii) the death or incapacitation of such officer or (iv) the replacement of such officer with the prior written consent of the Control Party.

“Change of Control” means, on and after the Series 2025-1 Springing Amendments Implementation Date, an event or series of events by which any “Person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the 1934 Act) of more than 35% of the total voting power of the Voting Stock of Holdco. For purposes of this definition, a Person will not be deemed to have beneficial ownership of voting power of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Cold Back-Up Management Duties” has the meaning set forth in the Back-Up Management Agreement.

“Confidential Information” means information (including Know-How) treated as confidential and proprietary by its owner that is disclosed by a party hereto (“Discloser”), either directly or indirectly, in writing or orally, to another party hereto (“Recipient”).

“Continuity of Services” has the meaning set forth in Section 6.2(a) hereof.

“Current Practices” means, in respect of any action or inaction, the practices, standards and procedures of Domino’s Pizza LLC and its Subsidiaries as performed or that have been performed immediately prior to the Closing Date.

“Defective Asset Damages Amount” means with respect to any Post- Securitization Collateral Franchise Document that is a Defective Post-Securitization Asset, an amount equal to the product of (i) the quotient obtained by dividing (A) the absolute value of the sum of all Collections under such Post-Securitization Collateral Franchise Document received during the 12-month period immediately preceding the date such Post-Securitization Collateral Franchise Document became a Defective Post- Securitization Asset minus the aggregate amount of related Excluded Amounts received during such period, by (B) the aggregate amount of all Collections received under all Collateral Franchise Documents during such 12-month period (assuming that all Post- Securitization Collateral Franchise Documents had been included in the Collateral Franchise Documents during such 12-month period) minus the aggregate amount of related Excluded Amounts received during such period and (ii) the Aggregate Outstanding Principal Amount.

“Defective Post-Securitization Asset” means any Post-Securitization Asset that does not meet the applicable requirements of Article 5.

“Discloser” has the meaning ascribed to such term in the definition of “Confidential Information.”

“Disentanglement” has the meaning set forth in Section 6.2(a) hereof.

“Disentanglement Period” has the meaning set forth in Section 6.2(c) hereof.

“Disentanglement Services” has the meaning set forth in Section 6.2(a) hereof.

“Domestic Continuing Franchise Fees” means the Continuing Franchise Fees received by the Domestic Franchisor.

“Domestic Franchisor” has the meaning set forth in the preamble hereto.

“Domestic Supply Chain Equipment Holder” has the meaning set forth in the preamble hereto.

“Domestic Supply Chain Real Estate Holder” has the meaning set forth in the preamble hereto.

“Domestic Supply Chain Holder” has the meaning set forth in the preamble hereto.

“DPL” has the meaning set forth in the preamble hereto.

“Environmental Laws” has the meaning given to such term in Section 4.1(m)(i) hereof.

“Equipment Purchasing Services” means, in a manner consistent with the Management Standard, the purchasing and leasing of equipment and machinery on behalf of the Domestic Supply Chain Equipment Holder for use by the Securitization Entities.

“Former Franchisors” means, collectively, DPL and Domino’s Pizza International Inc., as predecessor in interest to Domino’s International.

“Franchisee Financing Program” means any financing program facilitated by a Securitization Entity pursuant to which a Franchisee receives financing from a third-party lender to open or operate a Store.

“Guarantors” has the meaning set forth in the preamble hereto.

“Holdco Specified Non-Securitization Debt Cap” has the meaning given to such term in the Parent Company Support Agreement.

“Hot Back-Up Management Duties” has the meaning set forth in the Back-Up Management Agreement.

“Improvements” shall mean the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the real property constituting a part of each Owned Property.

“Indemnitee” has the meaning set forth in Section 2.8 hereof.

“Independent Accountants” has the meaning set forth in Section 3.2 hereof.

“International Continuing Franchise Fees” means the Continuing Franchise Fees received by the International Franchisor or the International Franchisor (Michigan).

“International Franchise Arrangements” means all master franchise agreements, store franchise agreements, area development agreements and similar agreements (other than any International NSE Franchise Arrangements) related to Franchised Stores operated or under development in the International Territory (together with any Franchisee Promissory Notes issued in respect of any such agreement).

“International Franchise IP License Agreement Additional Covenants” has the meaning set forth in Section 5.2(a)(iv).

“International Franchisor” has the meaning set forth in the preamble hereto.

“International Franchisor (Michigan)” has the meaning set forth in the preamble hereto.

“IP Development Services” means the conception, development, creation and/or acquisition of After-Acquired IP Assets, including the filing, prosecution and maintenance of any applications and/or registrations with respect thereto, after the Initial Closing Date by the Manager (or its agents) as the IP Holder’s (and any Additional IP Holder’s) agent, and in the name and stead of the IP Holder (and any Additional IP Holder).

“IP Management Services” means the following services performed and actions taken on behalf of the IP Holder (and any Additional IP Holder), in each case to the extent that the Manager determines that such action is necessary or advisable, in accordance with the Management Standard:

(a) maintaining, enforcing and defending the IP Holder’s (and any Additional IP Holder’s) rights in and to the Domino’s IP, including diligently prosecuting Trademark applications and maintaining Trademark registrations, timely filing statements of use, applications for renewal and affidavits of use and/or incontestability and paying all fees required by applicable law; searching and clearing the Trademarks included in the After-Acquired IP Assets; responding to third-party oppositions of trademark applications or registrations; responding to any office action or other examiner requests; conducting searches, monitoring and taking appropriate actions to oppose or contest any applications or registrations for Trademarks that are likely to cause confusion with or to dilute, or otherwise violate the IP Holder’s or any Additional IP Holder’s rights in or to, the Trademarks;

(b) enforcing the IP Holder’s (and any Additional IP Holder’s) legal title in and to the Domino’s IP and exercising the IP Holder’s (and any Additional IP Holder’s) rights, and performing the IP Holder’s (and any Additional IP Holder’s) obligations, under each IP License Agreement, including ensuring that any use of the Domino’s IP satisfies the quality control provisions of such IP License Agreement and is in compliance with all applicable laws;

(c) applying for registration of Copyrights and timely filing maintenance and registration fees;

(d) diligently prosecuting applications (including divisionals, continuation-in-parts, provisionals, and reissues) and maintaining the registrations for any Patents, including timely paying all maintenance and registration fees required by applicable law and responding to office actions, requests for reexamination, interferences and any other patent office requests or requirements;

(e) maintaining registrations for all material domain names included in the Domino’s IP;

(f) in the event that the Manager becomes aware of any imitation, infringement, dilution, misappropriation and/or unauthorized use of the Domino’s IP, or any portion thereof, taking reasonable actions to protect, police and enforce such Domino’s IP, including, as appropriate, (i) preparing, issuing and responding to and further prosecuting cease and desist, demand and notice letters and requests for a license; and (ii) commencing, prosecuting and/or resolving a claim or suit against such imitation, infringement, dilution, misappropriation and/or the unauthorized use of the Domino’s IP, and seeking all appropriate monetary and equitable remedies in connection therewith;

(g) performing such functions and duties, and preparing and filing such documents, as are required under the Indenture or the Global G&C Agreement to be performed, prepared and/or filed by the IP Holder (or any Additional IP Holder), including:

(i) causing the IP Holder (and any Additional IP Holder) to execute and recording such financing statements (including continuation statements) or amendments thereof or supplements thereto or such other instruments as the Trustee, the Control Party and the Securitization Entities together may from time to time reasonably request in connection with the security interests in the Domino’s IP granted by the IP Holder (and any Additional IP Holder) to the Trustee; provided that such requests are consistent with the standards and obligations set forth in the Base Indenture; and

(ii) causing the IP Holder (and any Additional IP Holder) to execute grants of security interests or any similar instruments as the Trustee, the Control Party and the Securitization Entities together may from time to time reasonably request; provided that such requests are consistent with the standards and obligations set forth in the Base Indenture that are intended to evidence such security interests in the Domino’s IP and recording such grants or other instruments with the relevant authority including the U.S. Patent and Trademark Office, the U.S. Copyright Office or any applicable foreign intellectual property office as may be agreed upon by the parties to such agreements;

(h) taking such actions on behalf of the IP Holder (and any Additional IP Holder) as the Master Issuer may reasonably request or the Manager may reasonably recommend that are expressly required by the terms, provisions and purposes of the IP License Agreements;

(i) as directed by the Control Party, causing the IP Holder (and any Additional IP Holder) to enter into license agreements with any Securitization Entity, including any Additional Securitization Entity, and to grant such Securitization Entity the right to use the Domino’s IP;

(j) preparing for execution by the IP Holder (and any Additional IP Holder) or any other appropriate Person of all documents, certificates and other filings as the IP Holder (or any Additional IP Holder) shall be required to prepare and/or file under the terms of the IP License Agreements; and paying or arranging for payment or discharge of taxes and Liens levied on or threatened against the Domino’s IP.

“IP Services” means, collectively, the IP Development Services and the IP Management Services.

“Leadership Team” means, on and after the Series 2025-1 Springing Amendments Implementation Date, the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, President of Domino’s International, Executive Vice President of Supply Chain Services, Executive Vice President of Team U.S.A., Executive Vice President of Franchise Operations and Development, Executive Vice President of Communication, Investor Relations and Legislative Affairs, Executive Vice President and General Counsel, Executive

Vice President and Chief Information Officer, President of Domino’s USA, and Executive Vice President and Chief People Officer of Holdco or any other position that contains substantially the same responsibilities as any of the positions listed above or reports to the President and Chief Executive Officer; provided that from time to time an Authorized Officer of Holdco may, upon written notice to the Control Party and the Trustee, change the list of offices comprising the Leadership Team so long as such list (x) at all times includes, at a minimum, the Chief Executive Officer and Chief Financial Officer (or differently-titled successor offices performing substantially the same functions as the Chief Executive Officer and/or Chief Financial Officer, as the case may be) and (y) at no time exceeds twenty-five (25) offices; provided, further, that any changes to such list notified to the Control Party and the Trustee during the period beginning on the date that is ninety (90) days preceding the announcement of a Change of Control and ending on the date that is twelve (12) months following the occurrence of a Change of Control shall be disregarded for purposes of this definition.

“Manager Advances” has the meaning set forth in Section 2.2(a) hereof.

“Managed Assets” has the meaning set forth in the recitals hereto.

“Managed Document” means any contract, agreement, arrangement or understanding relating to any of the Managed Assets, including, without limitation, the Contribution and Sale Agreements, the Distribution and Contribution Agreements, the Third-Party License Agreements, the Franchise Arrangements, the IP License Agreements, the Company-Owned Stores Requirements Agreement and the Supply Chain Agreements.

“Management Standard” means standards that (a) are consistent with Current Practices or, to the extent of changed circumstances, practices, technologies, strategies or implementation methods, consistent with the standards as the Manager would implement or observe if the Managed Assets were owned by the Manager; (b) will enable the Manager to comply in all material respects with all of the duties and obligations of the Securitization Entities under the Related Documents and each Collateral Franchise Document; (c) are in material compliance with all applicable Requirements of Law; and with respect to the use and maintenance of the IP Holders’ (and any Additional IP Holder’s) rights in and to the Domino’s IP, are consistent with the standards imposed by the IP License Agreements.

“Manager Termination Event” has the meaning set forth in Section 6.1(a) hereof.

“Manager Termination Notice” has the meaning set forth in Section 6.1(b) hereof.

“Non-Securitization Entity” means any Domino’s Entity that is not a Securitization Entity.

“Non-Securitization Entity MFA Arrangements” has the meaning set forth in Section 5.2(a)(iv) hereof.

“Non-Securitization International Franchisor” means any Non-Securitization Entity that acts as a franchisor in respect of Franchised Stores operated or under development in the International Territory.

“Non-Securitization International Franchisor IP License Agreement” has the meaning set forth in Section 5.2(a)(iv) hereof.

“Non-Securitization International Franchisor IP License Agreement Terms” has the meaning set forth in Section 5.2(a)(iv) hereof.

“Notes” has the meaning set forth in the recitals hereto.

“Owned Property” means, collectively, those parcels of real property in which any Securitization Entity owns the fee estate, together with any Improvements thereon.

“Permitted Termination/Amendment” means, with respect to any termination or amendment of a Non-Securitization International Franchisor IP License Agreement, such termination or amendment (i) with the prior written consent of the Control Party, to the extent required under the Indenture, (ii) in connection with the issuance of any Additional Notes, (x) to the extent that the credit ratings assigned to such Additional Notes are at the same or greater level than the greater of (A) the then-current credit ratings of the Notes comprising such Class or (B) the initial credit ratings, in each case, of any Series of Notes of the same Class or Tranche that are Outstanding or are being refinanced, without further consent, or (y) otherwise, solely upon satisfaction of the Rating Agency Condition with respect to all Notes; provided, that, in each case, such Additional Notes are rated at least investment grade (unless such Additional Notes are of a Class of Outstanding Notes that received a rating lower than investment grade at the time of issuance, in which case such Additional Notes shall be rated at least as high as the rating of such Class of Outstanding Notes received at the time of issuance), (iii) in the case of an amendment, required in order to effect an assignment of such Non-Securitization International Franchisor IP License Agreement to another Non-Securitization Entity or (iv) in the case of a termination, in connection with a permitted transfer or other disposition of all of the International NSE Franchise Agreements (or other franchise agreement or sublicense) then held by the applicable Non-Securitization International Franchisor.

“Post-Opening Services” means, to the extent required by the Franchise Arrangements, (a) the maintenance of a continuing advisory relationship with Franchisees, including consultation in the areas of marketing, merchandising and general business operations, (b) the provision to each Franchisee of the applicable standards for the Domino’s Brand, (c) the use of reasonable efforts to maintain standards of quality, cleanliness, appearance and service at all Stores and (d) the collection and administration of the Advertising Fees and the Company-Owned Store Advertising Fees and the direction of the development of all advertising and promotional programs for the Domino’s Brand or any Future Brand.

“Post-Securitization Asset” means a Post-Securitization Collateral Franchise Document, or any Intellectual Property created, developed or acquired after the Series 2007-1 Closing Date by or on behalf of, and owned by, the IP Holder, including, without limitation, all Future Brand IP.

“Post-Securitization Asset Addition Date” means, with respect to any Post- Securitization Asset, the earliest of (i) the date on which such Post-Securitization Asset is acquired by, or developed for the benefit of, a Securitization Entity, (ii) the later of (a) the date upon which the closing occurs under the applicable contract giving rise to such Post- Securitization Asset and (b) the date upon which all of the diligence contingencies in the contract for purchase of the applicable Post-Securitization Asset expire and the Securitization Entity acquiring such Post-Securitization Asset no longer has the right to cancel such contract and (iii) the date on which a Securitization Entity begins receiving Collections with respect to such Post-Securitization Asset.

“Post-Securitization Collateral Franchise Document” means any Collateral Franchise Document entered into by any of the Securitization Entities (including any renewal) after the Series 2007-1 Closing Date.

“Post-Securitization Owned Property” means any Owned Property acquired after the Series 2007-1 Closing Date.

“Power of Attorney” means the authority granted by the IP Holder (and any Additional IP Holder) to the Manager pursuant to a Power of Attorney in substantially the form set forth as Exhibit B hereto.

“Pre-Opening Services” means, to the extent required by the Franchise Arrangements, (a) the provision to each Franchisee of standards for the design, construction, equipping and operation of any Store owned and operated by such Franchisee and the approval of locations meeting such standards, (b) the provision to individuals designated by the Franchisee of the applicable Franchisor’s then-current initial training program corresponding to the Domino’s Brand or any Future Brands, as the case may be, at one or more training centers designated by the Manager, (c) the provision to each Franchisee of then-current operating procedures to assist such Franchisee in complying with the applicable Franchisor’s standard methods of record keeping, controls, staffing, quality control, training requirements and production methods and (d) the provision to each Franchisee of assistance in the pre-opening, opening and initial operation of the franchise as the Manager deems advisable for purposes of complying with the applicable Franchise Arrangements.

“Prior Terms” means, in respect of each type of contract included in Post- Securitization Franchise Arrangements, the contractual terms and provisions, exclusive of the applicable rates for Initial Franchise Fees or Continuing Franchise Fees, Advertising Fees and similar fees and expenses, that were generally prevailing for agreements of such type, entered into by the Former Franchisors on or before the Series 2007-1 Closing Date.

“Repurchased Store” has the meaning set forth in the recitals hereto.

“Services” means the servicing and administration of the Managed Assets and the Securitization Entities in accordance with the terms of this Agreement, the Indenture, the other Related Documents and the Managed Documents, including, without limitation:

(k) calculating and compiling information required in connection with any report to be delivered pursuant to any Related Document (other than the Back-Up Management Agreement);

(l) preparing and filing of all tax returns and tax reports required to be prepared by any Securitization Entity;

(m) performing the duties and obligations of the Securitization Entities pursuant to the Related Documents;

(n) performing the duties and obligations of the Securitization Entities required pursuant to the Franchise Arrangements, including, without limitation, collecting payments under the Franchise Arrangements, providing each Franchisee party to a Franchise Arrangement with operations assistance, access to advertising and marketing materials, information and program updates and ongoing training programs for such Franchisee and its employees;

(o) preparing, for the Franchisors, Post-Securitization Franchise Arrangements, including, without limitation, adopting variations to the forms of agreements used in documenting Post-Securitization Franchise Arrangements and preparing and executing documentation of franchise transfers, terminations, renewals, site relocations and ownership changes;

(p) preparing, for the Supply Chain Holder, new Supply Chain Agreements;

(q) preparing and filing, for the Master Issuer and the Franchisors, franchise disclosure documents to comply in all material respects with applicable federal, state and foreign laws;

(r) preparing, for any Securitization Entity, New Third-Party License Agreements;

(s) ensuring material compliance by the Master Issuer, the Domestic Franchisor, the International Franchisor and the International Franchisor (Michigan) with franchise industry- specific government regulation and applicable laws;

(t) performing the obligations of the Securitization Entities under the Managed Documents, including entering into new Managed Documents from time to time;

(u) enforcing and providing legal services with respect to the Managed Assets, including enforcing the Collateral Franchise Documents;

(v) providing accounting and financial reporting services;

(w) establishing and/or providing quality control services and standards with respect to the promulgation and maintenance of standards for food, equipment, suppliers and distributors;

(x) monitoring industry conditions and adapting accordingly to meet changing consumer needs;

(y) administering and facilitating any Franchisee Financing Programs;

(z) formulating and implementing growth and business strategies and causing any applicable Securitization Entity to enter into new joint venture, strategic partnership and licensing arrangements;

(aa) supporting the development of new products for and increased brand awareness of the Domino’s Brand, and, if applicable, any Future Brands;

(bb) the Pre-Opening Services;

(cc) the Post-Opening Services;

(dd) the IP Services;

(ee) the Supply Chain Services;

(ff) the Equipment Purchasing Services;

(gg) the Asset Management Services; and

(hh) any and all additional services that the Manager deems necessary or convenient in connection with the foregoing.

“SPV Canadian Holdco” has the meaning set forth in the preamble hereto.

“SPV Guarantor” has the meaning set forth in the preamble hereto.

“Sub-Management Arrangement” means an arrangement whereby the Manager or the Canadian Manufacturer engages any other Person to perform certain of its duties under this Agreement; provided that any agreement between the Manager and third-party vendors pursuant to which the Manager purchases a specific product or service including, without limitation, the Supply Chain Agreements, shall not be considered to be a Sub- Management Arrangement.

“Sub-manager” means any sub-manager that has entered into a Sub-Management Arrangement with the Manager or the Canadian Manufacturer.

“Successor Manager” means any successor to the Manager appointed by the Control Party (at the direction of the Controlling Class Representative) that has accepted such appointment upon the termination, resignation, replacement or removal of the Manager pursuant to the terms of this Agreement.

“Supply Chain Services” means, in a manner consistent with the Management Standard, the production, acquisition, storage and delivery of food and other Products for resale to Franchisees, to DPL, as owner of Company-Owned Stores and to other Persons on behalf of the Securitization Entities, including enforcing and performing the duties and obligations of the Securitization Entities under the Supply Chain Agreements.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, trade dress, designs, logos, slogans and other indicia of source or origin, whether registered or unregistered, registrations and pending applications to register the foregoing, and all goodwill of any business connected with the use of or symbolized thereby, included in the Domino’s IP.

“Transition Plan” has the meaning set forth in the Back-Up Management Agreement.

“Trustee” has the meaning set forth in the preamble hereto.

“Trustee Indemnitee” has the meaning set forth in Section 2.8(c) hereof.

“Weekly Canadian Management Fee” has the meaning set forth in Section 2.7(b)

“Weekly Management Fee” means for each Weekly Allocation Date within a Quarterly Collection Period, either (X) an amount, payable in arrears, determined by dividing (a) the sum of (i) $80,250,000, plus (ii) $17,200 for every integer multiple of $100,000 in aggregate Retained Collections over the preceding four Quarterly Collection Periods; by (b) 52 or 53, as applicable, based on the number of weeks in the fiscal year; provided, that the amount in clause (a) shall not exceed an amount equal to 25% of the aggregate amount of Retained Collections with respect to the preceding four Quarterly Collection Periods or (Y) an amount determined by another formula notified by the Master Issuer in writing to the Trustee and the Control Party; provided that (a) the Master Issuer or the Manager certifies to the Trustee and the Control Party that such other formula was determined in consultation with the Back-Up Manager, (b) after delivering such notification, the Master Issuer will disclose the then-applicable formula in subsequent Quarterly Noteholders’ Statements and (c) the Master Issuer or the Manager delivers written confirmation to the Trustee and the Control Party that the Rating Agency Condition with respect to each Series of Notes Outstanding has been satisfied with respect to such new formula. For the avoidance of doubt, the Weekly Management Fee may also be amended in accordance with the amendment provisions in Section 8.2.

For purposes of the definition of “Weekly Management Fee”, Retained Collections will be deemed to be $320,245,577.47 for the Quarterly Collection Period ended September 8, 2024, $427,161,235.70 for the Quarterly Collection Period ended December 29, 2024, $325,581,495.43 for the Quarterly Collection Period ended March 23, 2025, and $344,203,702.81 for the Quarterly Collection Period ended June 15, 2025. Further, the calculation of Retained Collections for the Quarterly Collection Period ending on September 7, 2025 may be adjusted to reflect the Manager’s good faith estimate (in accordance with the Management Standard) of what Retained Collections would have been for the portion of such Quarterly Collection Period occurring prior to the Series 2025-1 Closing Date if the calculation of “Retained Collections” set forth above had been in effect prior to the Series 2025-1 Closing Date.

“Warm Back-Up Management Duties” has the meaning set forth in the Back-Up Management Agreement.

Section 1.2 Other Defined Terms.

(a) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein.

(b) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

Section 1.3 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE 2

ADMINISTRATION AND MANAGEMENT OF MANAGED ASSETS

Section 2.1 Domino’s Pizza LLC to Act as the Manager.

(a) Engagement of the Manager. The Securitization Entities hereby engage and authorize the Manager and the Manager hereby accepts such engagement to perform the Services in accordance with the terms of this Agreement and, except as otherwise provided herein, the Management Standard. With respect to the IP Services, the Manager shall perform such IP Services in accordance with the Management Standard unless the IP Holder (or Additional IP Holder, as applicable) determines, in its sole discretion, that additional action is necessary or desirable in furtherance of the protection of the Domino’s IP, in which case the Manager shall perform such IP Services and additional related services as are reasonably requested by the IP Holder (or Additional IP Holder). The Manager, on behalf of the Securitization Entities, shall have full power and authority, acting alone and subject only to the Management Standard and the specific requirements and prohibitions of this Agreement, the Indenture and the other Related Documents, to do and take any and all actions, or to refrain from taking any such actions, and to do any and all things in connection with performing the Services that the Manager may deem necessary or desirable. The Canadian Manufacturer will perform all Services for the Canadian Distributor for as long as the Canadian Distributor remains a Guarantor under the Global G&C Agreement. Without limiting the generality of the foregoing, but subject to the provisions of this Agreement, the Indenture and the other Related Documents, including, without limitation, Section 2.9, the Manager, in connection with performing the Services, is hereby authorized and empowered to execute and deliver, in the Manager’s own name (in its capacity as Manager) or in the name of any Securitization Entity, on behalf of any Securitization Entity or the Trustee, as the case may be, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Managed Assets, including, without limitation, consents to sales, transfers or encumbrances of a franchise by any Franchisee or consents to assignments and assumptions of the Franchise Arrangements by any Franchisee in accordance with the terms thereof.

(b) Actions to Perfect Security Interests. Subject to the terms of the Base Indenture and any applicable Series Supplement, the Manager shall take those actions that are required under the Related Documents to maintain continuous perfection and priority (subject to Permitted Liens) of any Securitization Entity’s and the Trustee’s respective interests in the Collateral. Without limiting the foregoing, the Manager shall file or cause to be filed the financing statements on Form UCC-1 (or the PPSA, as the case may be), and assignments and/or amendments of financing statements on Form UCC-3 (or the PPSA, as the case may be), and other filings required to be filed in connection with each Contribution and Sale Agreement, the Distribution and Contribution Agreements, the IP License Agreements, the Domino’s IP, the Base Indenture, the other Related Documents and the transactions contemplated thereby.

(c) Ownership of Domino’s IP. All Domino’s IP, including all After-Acquired IP Assets, shall be owned exclusively by the IP Holder or, with respect to certain Future Brand Assets, by an Additional IP Holder, in accordance with Section 5.2(a)(i). The Manager does hereby irrevocably assign and transfer to the IP Holder all right, title and interest in and to any Domino’s IP that the Manager has acquired or developed, and shall assign and transfer to the IP Holder or the applicable Additional IP Holder, all right title and interest in and to any Domino’s IP that the Manager may acquire or develop, in each case, including all appurtenant goodwill and choses in action, and will take all appropriate measures to record any such assignments, at the Manager’s sole cost and expense. The Manager expressly agrees that, to the fullest extent allowed by law, copyrighted works included in the After-Acquired IP Assets shall be deemed to be a “works made for hire” as that term is defined in Section 101 of the United States Copyright Act, as amended. All use of the Domino’s IP hereunder, and any goodwill that may arise from the provision of the Services by the Manager, shall inure solely to the benefit of the IP Holder (and any Additional IP Holder, as applicable).

(d) Grant of Power of Attorney. In order to provide the Manager with the authority to perform and execute its duties and obligations as set forth herein, the IP Holder hereby agrees, and each Additional IP Holder will be required to agree, to execute, upon request of the Manager, a Power of Attorney, which Powers of Attorney shall terminate in the event that the Manager’s rights under this Agreement are terminated as provided herein.

(e) Franchisee Insurance. The Manager acknowledges that, to the extent that it is named as a “loss payee” or “additional insured” under any Franchisee Insurance Policies, it will use commercially reasonable efforts to cause it to be so named in its capacity as the Manager, and the Manager shall promptly remit to the Trustee for deposit in the Collection Account any Franchisee Insurance Proceeds received by it or by any Securitization Entity under any Franchisee Insurance Policy to the extent such Franchisee Insurance Proceeds relate to any Franchise Arrangements. The Manager shall use commercially reasonable efforts to cause the applicable Securitization Entity to be named as “loss payee” or “additional insured” under all Franchisee Insurance Policies at the earliest time such Franchisee Insurance Policies are issued, renewed or replaced after the date hereof.

(f) Manager Insurance. The Manager agrees to maintain adequate insurance in accordance with industry standards and consistent with the type and amount maintained by the Manager on the Closing Date. Such insurance will cover each of the Securitization Entities, as an additional insured or loss payee, to the extent that such Securitization Entity has an insurable interest therein.

(g) Collection of Payments; Remittances; Collection Account. The Manager shall cause the collection of all amounts owing under the terms and provisions of each Managed Document in accordance with the Management Standard.

(h) Collections. The Manager shall use commercially reasonable efforts to cause all Collections due and to become due to any Securitization Entity to be deposited into a Concentration Account or the Collection Account, as the case may be, in accordance with Section 5.10 of the Base Indenture.

(i) Deposit of Misdirected Funds; No Commingling; Misdirected Payments. The Manager shall promptly deposit into any Concentration Account, as determined by the Manager, by the second Business Day immediately following actual knowledge of the receipt thereof by the Manager or any of its Affiliates and in the form received or in cash, all payments received by the Manager or any of its Affiliates in respect of the Managed Assets incorrectly sent to the Manager or any of its Affiliates. The Manager shall not commingle with its own assets and shall keep separate, segregated and appropriately marked and identified all Managed Assets and any other property comprising any part of the Collateral, and for such time, if any, as such Managed Assets or such other property are in the possession or control of the Manager to the extent such Managed Assets or such other property is Collateral, the Manager shall hold the same in trust for the benefit of the Trustee and the Secured Parties (or, following termination of the Indenture, the applicable Securitization Entity). Additionally, the Manager shall notify the Trustee in writing of any amounts incorrectly deposited into the Collection Account, and arrange for the prompt remittance by the Trustee of such funds from the Collection Account to the Manager. The Trustee shall have no obligation to verify any information provided to it by the Manager hereunder and shall remit such funds to the Manager based solely on the notification it receives from the Manager.

(j) Other Amounts Received. The Manager shall cause all amounts received, other than Collections, to be deposited directly into an account maintained by Domino’s Pizza LLC or its Affiliates (other than the Securitization Entities) and not subject to the Lien of the Trustee pursuant to the Related Documents.

(k) Asset Management Services. In connection with the Asset Management Services, the Manager shall use commercially reasonable efforts to renew real property leases and equipment leases related to the distribution, production and supply chain solely in the name of the relevant Securitization Entity and to remove any Non-Securitization Entity that is a co-obligor on any such lease.

Section 2.2 Manager Advances.

(a) Subject to the Management Standard, the Manager may, but is not obligated to, advance funds (the “Manager Advances”) to, or on behalf of, any Securitization Entity in connection with the operation of the Franchise Assets, the Domino’s IP, the Supply Chain Assets or any other assets of a Securitization Entity, including for the payment of (without duplication) Supply Chain Expenses, Supply Chain Costs of Goods Sold, Supply Chain Center Expenses and Supply Chain Operating Expenses, and for purposes of effecting Asset Dispositions, including amounts related to the acquisition of assets disposed of later in such transactions, in each case, solely to the extent that funds available in the applicable accounts are insufficient to pay such amounts.

(b) Manager Advances will accrue interest at the Advance Interest Rate and will be reimbursable on each Weekly Allocation Date in accordance with the Priority of Payments.

Section 2.3 Concentration Accounts.

(a) The Manager shall maintain the Concentration Accounts, deposit funds therein and withdraw funds therefrom in accordance with the terms of the Indenture.

(b) In the event Holdco has deposited cash collateral as security for its obligations under the Holdco Letter of Credit Agreement into a bank account maintained in the name of the Master Issuer, (i) if Holdco fails to make any payment to the Co-Issuers when due under the Holdco Letter of Credit Agreement, the Manager will withdraw the amount of such delinquent payment from such bank account within one Business Day of the due date of such payment under the Holdco Letter of Credit Agreement and deposit such amount into the Collection Account, and (ii) if the amount on deposit in such account exceeds an amount equal to 105% of the sum of (x) the aggregate exposure under all outstanding Holdco Letters of Credit plus (y) the aggregate amount then due to the Co-Issuers under Section 4 or Section 5 of the Holdco Letter of Credit Agreement, the Manager will, within five Business Days after obtaining Actual Knowledge of such excess, withdraw the amount of such excess from such account and pay such excess to Holdco.

Section 2.4 Records. The Manager shall retain all data (including, without limitation, computerized records) relating directly to, or maintained in connection with, the servicing of the Managed Assets at its address indicated in Section 8.6 (or at an off-site storage facility reasonably acceptable to the Master Issuer and the Control Party) or, upon 30 days’ notice to the Master Issuer, the Servicer, the Back-Up Manager, the IP Holder (and any Additional IP Holder), the Rating Agencies, the Control Party, the Controlling Class Representative and the Trustee, at such other place where the servicing office of the Manager is located, and shall give the Servicer, the Back-Up Manager, the Control Party, the Controlling Class Representative and the Trustee or any Person appointed by any of them access to all such data in accordance with the terms and conditions set forth in Section 8.6 of the Base Indenture; provided, however, that the Trustee shall not be obligated to verify, recalculate or review any such data. If the rights of the Manager shall have been terminated in accordance with Section 6.1 or the Manager shall have resigned pursuant to Section 4.4(b), the Manager shall, upon demand of the Trustee (based upon the written direction of the Control Party), in the case of a termination pursuant to Section 6.1 or a resignation pursuant to Section 4.4(b), deliver to the demanding party or its designee all data in its possession or under its control (including, without limitation, computerized records) necessary for the servicing of the Managed Assets; provided, however, that the Manager may retain a single set of copies of any books and records that the Manager reasonably believes will be required by it for the purpose of performing any of the Manager’s accounting, public reporting or other administrative functions that are performed in the ordinary course of the Manager’s business; and provided, further, that the Manager shall have access, during normal business hours and upon reasonable notice, to all books and records that the Manager reasonably believes would be necessary or desirable for the Manager in connection with the preparation of any tax or other governmental reports and filings and other uses; and provided, further, that if the Master Issuer or the Trustee shall desire to dispose of any of such books and records at any time within five years of the Manager’s termination, the Master Issuer shall, prior to such disposition, give the Manager a reasonable opportunity, at the Manager’s expense, to segregate and remove such books and records as the Manager may select. The provisions of this Section 2.4 shall not require the Manager to transfer any proprietary material or computer programs unrelated to the servicing of the Managed Assets.

Section 2.5 Administrative Duties of Manager.

(a) Duties with Respect to the Related Documents. The Manager shall perform its duties and the duties of each applicable Securitization Entity under the Related Documents except for those duties that are required to be performed by the equityholders or the managers of a limited liability company, equityholders or the directors of an unlimited liability company or the stockholders or directors of a corporation pursuant to applicable law. In furtherance of the foregoing, the Manager shall consult the managers or the directors, as the case may be, of the Securitization Entities as the Manager deems appropriate regarding the duties of the Securitization Entities under the Related Documents. The Manager shall monitor the performance of the Securitization Entities and, promptly upon obtaining knowledge thereof, shall advise the applicable Securitization Entity when action is necessary to comply with the such Securitization Entity’s duties under the Related Documents. The Manager shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to the Related Documents.

(b) Duties with Respect to the Securitization Entities. In addition to the duties of the Manager set forth in this Agreement or any of the other Related Documents, the Manager, in accordance with the Management Standard, shall perform such calculations and shall prepare for execution by the Securitization Entities or shall cause the preparation by other appropriate Persons of all documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of the Securitization Entities to prepare, file or deliver pursuant to securities laws and franchise laws. Pursuant to the directions of the Securitization Entities and in accordance with the Management Standard, the Manager shall administer, perform or supervise the performance of such other activities in connection with the Securitization Entities as are not covered by any of the foregoing provisions and as are expressly requested by any Securitization Entity and are reasonably within the capability of the Manager.

(c) Records. The Manager shall maintain, at its sole cost and expense, appropriate books of account and records relating to the Services performed under this Agreement. Such books of account and records shall be accessible for inspection by the Trustee, the Master Issuer, the Servicer, the Back- Up Manager, the Control Party, and the Controlling Class Representative or any Person appointed by any of them during normal business hours and upon reasonable notice.

(d) Election of Controlling Class Representative. Pursuant to Section 11.1(d) of the Base Indenture, if two CCR Candidates both receive votes from Controlling Class Members holding beneficial interests in exactly 50% of the Aggregate Outstanding Principal Amount of Notes of the Controlling Class, the Manager shall direct the Trustee to appoint one of such CCR Candidates as the Controlling Class Representative.

Section 2.6 No Offset. The obligations of the Manager under this Agreement shall not be subject to, and the Manager hereby waives, any defense, counterclaim or right of offset which the Manager has or may have against the Securitization Entities, whether in respect of this Agreement, any other Related Document, any document governing any Serviced Asset or otherwise.

Section 2.7 Compensation.

(a) General. As compensation for the performance of their obligations under this Agreement, the Manager and the Canadian Manufacturer shall be entitled to receive arm’s-length fees, in each case, out of funds available therefore in accordance with the Priority of Payments, as follows:

(i) on each Weekly Allocation Date, payable in arrears, an amount equal to the Weekly Management Fee; and

(ii) on each Weekly Allocation Date, the Supplemental Management Fee, if any; provided that the Manager shall, with the written consent or at the direction of the Control Party, acting at the direction of the Controlling Class Representative, pay any Tax Payment Deficiency from the Supplemental Management Fee to the extent allocated for such purpose under the terms of such consent or direction.

(b) Canadian Manufacturer. From the amounts payable under Section 2.7(a) in respect of any Weekly Collection Period, as compensation for the performance of its obligations under this Agreement, the Canadian Manufacturer will be compensated on a cost-plus basis for performance of Services for the Canadian Distributor during such Weekly Collection Period (the “Weekly Canadian Management Fee”).

(c) Manager. As compensation for the performance of its obligations under this Agreement, the Manager will be entitled to receive all amounts payable under Section 2.7(a) in respect of any Weekly Collection Period, less the Weekly Canadian Management Fee, if any, payable in respect of such Weekly Collection Period.

(d) [Reserved].

(e) Reimbursement Amounts. The Manager will be entitled to be reimbursed on each Weekly Allocation Date out of funds available therefor in accordance with the Priority of Payments in the amount of the Weekly Supply Chain Services Reimbursement Amount and the Weekly Equipment Purchasing Reimbursement Amount.

Section 2.8 Indemnification.

(a) The Manager agrees to indemnify and hold each Securitization Entity, the Servicer, both in its capacity as Servicer and as Control Party, the Back-Up Manager and the Trustee, and their respective officers, directors, employees and agents (each an “Indemnitee”) harmless against all claims, losses, penalties, fines, forfeitures, legal fees and related costs and judgments and other costs, fees and reasonable expenses that any of them may incur as a result of (i) the failure of the Manager to perform its obligations under this Agreement, (ii) the breach by the Manager of any representation, warranty or covenant under this Agreement or (iii) the Manager’s negligence, bad faith or willful misconduct; provided, however, that there shall be no indemnification under this Section 2.8(a) for a breach of any representation, warranty or covenant relating to any Post-Securitization Asset provided in Article 5, unless the applicable Indemnitees elect to forego the liquidated damages remedy provided in Section 2.8(b) below (with the consent of the Control Party), with respect to the applicable breach; provided further that, solely for purposes of determining the indemnification obligations pursuant to clause (i) above, the definition of “Management Standard” will be read without giving effect to the materiality standard contained in clause (c) of the definition of “Management Standard.”

(b) With respect to any claim described in clause (i) or (ii) of Section 2.8(a) relating to the Manager’s breach of a representation, warranty or covenant under Article 5 relating to any Post-Securitization Asset, each Indemnitee shall have the option (that it may exercise in its sole discretion) of proceeding under such Section 2.8(a) or under this Section 2.8(b) but not both. Unless the applicable Indemnitee elects the remedy set forth in Section 2.8(a) above, the Manager shall pay to the Master Issuer liquidated damages in an amount equal to the Defective Asset Damages Amount. Upon payment by the Manager of the Defective Asset Damages Amount to the Master Issuer with respect to any Defective Post-Securitization Asset in accordance with the preceding sentence, the Master Issuer or the applicable Securitization Entity shall, to the extent permitted by applicable law, assign such Defective Post- Securitization Asset to the Manager (together with a master franchise or license agreement permitting the Manager and its Affiliates the right to sub-franchise such Defective Post-Securitization Asset) and the Manager shall accept assignment of such Defective Post-Securitization Asset from the relevant Securitization Entity. Such Securitization Entity shall, in such event, make all assignments of such Defective Post-Securitization Asset necessary to effect such assignment, as applicable. Any such assignment by such Securitization Entity shall be without recourse to, or representation or warranty by, such Securitization Entity, except that such ownership rights being conveyed are free and clear of any Liens created by any Related Document. All costs and expenses associated with the foregoing shall be paid by the Manager on demand by or at the direction of such Securitization Entity or the Trustee (at the direction of the Control Party).

(c) Any Indemnitee that proposes to assert the right to be indemnified under Section 2.8 will promptly, after receipt of notice of the commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against the Manager under this Section 2.8, notify the Manager of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. In the event that any action, suit or proceeding shall be brought against any Indemnitee (other than the Trustee and its officers, directors, employees and agents), such Indemnitee shall notify the Manager of the commencement thereof and the Manager shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee, and after notice from the Manager to such Indemnitee of its election to assume the defense thereof, the Manager shall not be liable to such Indemnitee for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided that the Manager shall not enter into any settlement with respect to any claim or proceeding unless such settlement includes a release of such Indemnitee from all liability on claims that are the subject matter of such settlement; and provided further that the Indemnitee shall have the right to employ its own counsel in any such action the defense of which is assumed by the Manager in accordance with this Section 2.8, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless the employment of counsel by such Indemnitee has been specifically authorized by the Manager, or unless the Manager is advised in writing by counsel that joint representation would give rise to a conflict between the Indemnitee’s position and the position of the Manager and its Affiliates in respect of the defense of the claim. In the event that any action, suit or proceeding shall be brought against the Trustee or any of its officers, directors, employees or agents (each, a “Trustee Indemnitee”), it shall notify the Manager of the commencement thereof and the Trustee Indemnitee shall have the right to employ its own counsel in any such action at the expense of the Manager. No Indemnitee shall settle or compromise any claim covered pursuant to this Section 2.8 without the prior written consent of the Manager, which shall not be unreasonably withheld, conditioned or delayed. The provisions of this Section 2.8 shall survive the termination of this Agreement or the earlier resignation or removal of any party hereto.

Section 2.9 Nonpetition Covenant. The Manager shall not, prior to the date that is one year and one day after the payment in full of the Outstanding Principal Amount of the Notes of any Series, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against any Securitization Entity under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of any Securitization Entity or any substantial part of its property, or ordering the winding up or liquidation of the affairs of any Securitization Entity.

Section 2.10 Certain Amendments to Documents Governing Managed Assets. Except with the prior written consent of the Control Party, the Manager shall not (a) take any action (or omit to take any action) (or permit any such action or inaction) with respect to the Managed Assets or (b) permit the termination, amendment or waiver of any provision of any document governing the Managed Assets, other than in accordance with the Management Standard, and then only if the effect of such action, inaction, termination, amendment or waiver, together with the effect of all other previous actions, inactions, terminations, amendments and waivers, with respect to the Managed Asset or to such documents governing the Managed Assets, could not be reasonably expected to result in (i) a material decrease in the amount of Collections other than Excluded Amounts, taken as a whole, (ii) a material adverse change in the nature or quality of Collections other than Excluded Amounts, taken as a whole or (iii) a material alteration in the general assets categories generating Collections other than Excluded Amounts, taken as a whole, or the relative contribution of each such category; provided, however, that this Section 2.10 shall not permit the termination, amendment or waiver of, any provision of any Related Document other than in accordance with the terms of such Related Document.

Section 2.11 Franchisor Consent. Subject to the Management Standard and the terms of the Related Documents, the Manager shall have the authority, on behalf of the applicable Franchisor, to grant or withhold consents of the “franchisor” required under the Franchise Arrangements.

Section 2.12 Appointment of Sub-managers. The Manager may enter into Sub-Management Arrangements; provided that, other than with respect to a Sub- Management Arrangement with an Affiliate of the Manager, no Sub-Management Arrangement shall be effective unless and until (i) the Manager receives the written consent of the Control Party, (ii) the Sub-manager party to such Sub-Management Arrangement executes and delivers an agreement, in the form and substance reasonably satisfactory to the Control Party, to perform and observe, or in the case of an assignment, an assumption by such successor entity of the due and punctual performance and observance of, the applicable covenants and conditions to be performed or observed by the Manager under this Agreement and (iii) such Sub-Management Arrangement or assignment and assumption by such Sub-Manager satisfies the Rating Agency Condition; provided that such Sub-Management Arrangement shall be terminable by the Control Party upon a Manager Termination Event and shall contain disentanglement provisions substantially similar to those provided in Section 6.2 herein. The Manager shall deliver a copy of each sub-management agreement to the Back-Up Manager.

ARTICLE 3

STATEMENTS AND REPORTS

Section 3.1 Reporting by the Manager.

(a) Reports Required Pursuant to the Indenture. The Manager, on behalf of the Master Issuer, will furnish, or cause to be furnished, to the Trustee, the Servicer, the Back-Up Manager and each Paying Agent, as applicable, all reports required to be delivered by any Securitization Entity to such Persons pursuant to Section 4.1 of the Base Indenture.

(b) Instructions as to Withdrawals and Payments. The Manager, on behalf of the Master Issuer, will furnish, or cause to be furnished, to the Trustee or the Paying Agent, as applicable, written instructions to make withdrawals and payments from the Collection Account and any other Base Indenture Accounts or any Series Account, as contemplated herein, in the Base Indenture or in any Series Supplement. The Trustee and the Paying Agent shall follow any such written instructions in accordance with the terms and conditions of the Base Indenture and any applicable Series Supplement.

Section 3.2 Appointment of Independent Accountant. The Master Issuer shall appoint a firm of independent public accountants of recognized national reputation to serve as the independent accountants (“Independent Accountants”) for purposes of preparing and delivering the reports required by Section 3.3. It is hereby acknowledged that the accounting firm of PricewaterhouseCoopers LLP is acceptable for purposes of serving as Independent Accountants.

The Master Issuer may not remove the Independent Accountants without first giving 30 days’ prior written notice to the Independent Accountants, with a copy of such notice also given concurrently to the Trustee, the Rating Agencies, the Servicer, the Back-Up Manager and the Manager. Upon any resignation by such firm or removal of such firm, the Master Issuer shall promptly appoint a successor thereto that shall also be a firm of independent public accountants of recognized national reputation to serve as the Independent Accountants hereunder. If the Master Issuer shall fail to appoint a successor firm of Independent Accountants which has resigned or been removed within 30 days after the effective date of such resignation or removal, the Control Party shall promptly appoint a successor firm of independent public accountants of recognized national reputation that is reasonably satisfactory to the Manager to serve as the Independent Accountants hereunder. The fees of any Independent Accountants shall be payable by the Master Issuer.

Section 3.3 Annual Accountants’ Reports.

(a) On or before one hundred and twenty (120) days after the end of each fiscal year of the Manager (or, if the last day of such one hundred and twenty (120) day period is not a Business Day, on or prior to the first Business Day following such time period), the Manager shall deliver to the Master Issuer, the Trustee, the Servicer, the Back-Up Manager and the Rating Agencies a separate report, concerning the fiscal year just ended, prepared by the Independent Accountants, to the effect that their examination was made in accordance with generally accepted auditing standards and accordingly included such tests of the accounting records and such other auditing procedures as they considered necessary in the circumstances in accordance with the standards established by the American Institute of Certified Public Accountants relating to the servicing of the Managed Assets. The nature, scope and design of the procedures will not constitute an audit made in accordance with generally accepted auditing standards, the objective of which is the issuance of an opinion.

(b) On or before one hundred and twenty (120) days after the end of each fiscal year of the Manager (or, if the last day of such one hundred and twenty (120) day period is not a Business Day, on or prior to the first Business Day following such time period), the Manager shall deliver to the Master Issuer, the Trustee, the Servicer, the Back-Up Manager and the Rating Agencies (i) a report of the Independent Accountants or the Back-Up Manager summarizing the findings of a set of agreed-upon procedures performed by the Independent Accountants or the Back-Up Manager with respect to compliance by the Quarterly Manager’s Certificates for such fiscal year (or other period) with the standards set forth in Article 2 with respect to such fiscal year (or other) period, and (ii) a report of the Independent Accountants or the Back-Up Manager to the effect that such firm has examined the assertion of the Manager’s management as to its compliance with its management requirements for such fiscal year (or other period), and that (A) in the case of the Independent Accountants, such examination was made in accordance with standards established by the American Institute of Certified Public Accountants and (B) except as described in the report, management’s assertion is fairly stated in all material respects. In the case of the Independent Accountants, the report will also indicate that the firm is independent of the Manager within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants.

Section 3.4 Notice of Reduction in Blended Rate of Continuing Franchise Fees. If during any Quarterly Collection Period the weighted average rate of (a) Domestic Continuing Franchise Fees (calculated as the aggregate amount of such Domestic Continuing Franchise Fees divided by the aggregate systemwide sales (after all appropriate deductions) on which such Domestic Continuing Franchise Fees were payable) falls below 5% or (b) International Continuing Franchise Fees (calculated as the aggregate amount of such International Continuing Franchise Fees divided by the aggregate systemwide sales (after all appropriate deductions) on which such International Continuing Franchise Fees were payable) falls below 2.5%, the Manager, on behalf of the Master Issuer, shall give written notice of such reduction to the Servicer, the Back-Up Manager and the Rating Agencies on the next succeeding Quarterly Payment Date.

ARTICLE 4

THE MANAGER

Section 4.1 Representations and Warranties Concerning the Manager. The Manager represents and warrants to the Master Issuer and the other Securitization Entities, and the Trustee, as of each Series Closing Date (except if otherwise expressly noted), as follows:

(a) Organization and Good Standing.

(i) The Manager (i) is a limited liability company, duly formed and organized, validly existing and in good standing under the laws of the State of Michigan, (ii) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Related Documents make such qualification necessary, except to the extent that the failure to so qualify is not reasonably likely to result in a Material Adverse Effect and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement.

(ii) The Canadian Manufacturer (i) is an unlimited company, duly formed and organized, validly existing and in good standing under the laws of the Province of Nova Scotia, (ii) is duly qualified to do business as a foreign unlimited company and in good standing under the laws of each jurisdiction where the character of its property, the nature of its business or the performance of its obligations under the Related Documents make such qualification necessary, except to the extent that the failure to so qualify is not reasonably likely to result in a Material Adverse Effect and (iii) has the power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted and to perform its obligations under this Agreement.

(b) Power and Authority; No Conflicts. The execution and delivery by the Manager of this Agreement and its performance of, and compliance with, the terms hereof are within the power of the Manager and have been duly authorized by all necessary corporate action on the part of the Manager. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated to be consummated by the Manager, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under (i) any order or any Governmental Authority or any of the provisions of any Requirement of Law binding on the Manager or its properties, except to the extent that such conflict, breach or default would not result in a Material Adverse Effect, (ii) the DPL Charter Documents or (iii) any of the provisions of any indenture, mortgage, lease, contract or other instrument to which the Manager is a party or by which it or its property is bound or result in the creation or imposition of any Lien upon any of its property pursuant to the terms of any such indenture, mortgage, leases, contract or other instrument except to the extent such default, creation or imposition would not result in a Material Adverse Effect.

(c) Consents. Except for registrations as a franchise broker or franchise sales agent as may be required under federal, state or foreign franchise statutes and regulations, the Manager is not required to obtain the consent of any other party or the consent, license, approval or authorization of, or file any registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by the Manager of this Agreement, or the validity or enforceability of this Agreement against the Manager, except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Manager as a “subfranchisor”.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by the Manager and constitutes a legal, valid and binding instrument enforceable against the Manager in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(e) No Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Manager, threatened against or affecting the Manager, before or by any Governmental Authority having jurisdiction over the Manager or any of its properties or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement, or (ii) which could reasonably be expected to have a Material Adverse Effect. The Manager is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Due Qualification. Except for registrations as a franchise broker or franchise sales agent as may be required under state or foreign franchise statutes and regulations and except to the extent that a state or foreign franchise law requires filing and other compliance actions by virtue of considering the Manager as a “subfranchisor”, the Manager has obtained or made all licenses, registrations, consents, approvals, waivers and notifications of creditors, lessors and other Persons, in each case, in connection with the execution and delivery of this Agreement by the Manager, and the consummation by the Manager of all the transactions herein contemplated to be consummated by the Manager and the performance of its obligations hereunder, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(g) No Default. The Manager is not in default under any agreement, contract, instrument or indenture to which the Manager is a party or by which it or its properties is or are bound, or with respect to any order of any Governmental Authority, which would have a Material Adverse Effect; and no event has occurred which with notice or lapse of time or both would constitute such a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority, which would have a Material Adverse Effect.

(h) Taxes. The Manager has filed or caused to be filed all federal tax returns and all state and other tax returns which, to its knowledge, are required to be filed. The Manager has paid or made adequate provisions for the payment of all taxes shown as due on such returns, and all assessments made against it or any of its property (other than any amount of tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager). The charges, accruals and reserves on the Manager’s books in respect of taxes are, in the Manager’s reasonable opinion, adequate.

(i) Accuracy of Information. As of the date thereof, the information contained in the final offering memorandum, dated March 6, 2012, relating to the Notes issued on the Closing Date, regarding (i) the Manager, (ii) the servicing of the Managed Assets by the Manager and (iii) the description of this Agreement therein does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Financial Statements. As of the Closing Date, the audited consolidated financial statements of the Master Issuer and its Subsidiaries dated as of January 2, 2011 and January 1, 2012, incorporated in the offering memorandum dated as of March 6, 2012 and reported on and accompanied by an unqualified report from PricewaterhouseCoopers LLP, have been prepared in accordance with GAAP and present fairly the financial position of the Master Issuer and its Subsidiaries as at such date and the results of their operations and their cash flows for the periods covered thereby.

(k) No Material Adverse Change. Since January 2, 2012, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(l) No ERISA Plan. Neither the Manager nor any corporation or any trade, business, organization or other entity (whether or not incorporated) that would be treated together with the Manager as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA has established, maintains, contributes to, or has any liability in respect of (or has in the past six years established, maintained, contributed to, or had any liability in respect of) any Plan. Except as set forth in Schedule 4.1, the Manager is not a member of a Controlled Group which has any contingent liability with respect to any post-retirement welfare benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA or other applicable continuation of coverage laws.

(m) Environmental Matters.

(i) The Manager (A) is, and for the past three years has been, in material compliance with any and all applicable foreign, federal, state and local laws and regulations, and directives of any Governmental Authority relating to the protection of human health and safety, natural resources, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (B) has received and will have in full force and effect all material permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its businesses (including, without limitation, the business of servicing the Managed Assets) and (C) is in compliance with all terms and conditions of any such permit, license or approval.

(ii) There are no material costs or liabilities associated with Environmental Laws (including, without limitation, any capital operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(n) No Manager Termination Event. No Manager Termination Event has occurred or is continuing, and, to the knowledge of the Manager, there is no event which, with notice or lapse of time, or both, would constitute a Manager Termination Event.

Section 4.2 Existence. The Manager shall keep in full effect its existence under the laws of the state of its formation, and maintain its rights and privileges necessary or desirable in the normal conduct of its business and the performance of its obligations hereunder, and will obtain and preserve its qualification to do business in each jurisdiction in which the failure to so qualify either individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

Section 4.3 Performance of Obligations.

(a) Punctual Performance. The Manager shall punctually perform and observe all of its obligations and agreements contained in this Agreement in accordance with the terms hereof and in accordance with the Management Standard.

(b) Limitations of Responsibility of the Manager. The Manager will have no responsibility under this Agreement other than to render the Services called for hereunder in good faith and consistent with the Management Standard.

(c) Right to Receive Instructions. In the event that the Manager is unable to decide between alternative courses of action, or is unsure as to the application of any provision of this Agreement or any other Related Document, or any such provision is, in the good faith judgment of the Manager, ambiguous as to its application, or is, or appears to be, in conflict with any other applicable provision, or in the event that this Agreement or any other Related Document permits any determination by the Manager or is silent or is incomplete as to the course of action which the Manager is required to take with respect to a particular set of facts, the Manager may give notice (in such form as shall be appropriate under the circumstances) to the Control Party requesting instructions in accordance with the Base Indenture and, to the extent that the Manager shall have acted or refrained from acting in good faith in accordance with any such instructions received from the Control Party, the Manager shall not be liable on account of such action or inaction to any Person; provided that the Control Party shall be under no obligation to provide any instruction if it is unable to decide between alternative courses of action. Subject to the Management Standard, if the Manager shall not have received appropriate instructions from the Control Party within ten days of such notice (or within such shorter period of time as may be specified in such notice) the Manager may, but shall be under no duty to, take or refrain from taking such action, not inconsistent with this Agreement or the Related Documents, as the Manager shall deem to be in the best interests of the Noteholders and the Securitization Entities. The Manager shall have no liability to any Secured Party, any Noteholder or the Controlling Class Representative for such action or inaction taken in reliance on the preceding sentence except for the Manager’s own willful misconduct or negligence.

(d) No Duties Except as Specified in this Agreement or in Instructions. The Manager shall not have any duty or obligation to manage, make any payment in respect of, register, record, sell, reinvest, dispose of, create, perfect or maintain title to, or any security interest in, or otherwise deal with the Collateral, to prepare or file any report or other document or to otherwise take or refrain from taking any action under, or in connection with, any document contemplated hereby to which the Manager is a party, except as expressly provided by the terms of this Agreement and consistent with the Management Standard, and no implied duties or obligations shall be read into this Agreement against the Manager. The Manager nevertheless agrees that it will, at its own cost and expense, promptly take all action as may be necessary to discharge any Liens on any part of the Managed Assets which result from claims against the Manager personally that are not related to the ownership or administration of the Managed Assets or the transactions contemplated by the Related Documents.

(e) No Action Except Under Specified Documents or Instructions. The Manager shall not manage, control, use, sell, reinvest, dispose of or otherwise deal with any part of the Collateral except in accordance with the powers granted to, and the authority conferred upon, the Manager pursuant to this Agreement.

(f) Limitations on the Manager’s Liability. Subject to the Management Standard, and except for any loss, liability, expense, damage or injury arising out of, or resulting from, (i) any breach or default by the Manager in the observance or performance of any of its agreements contained in this Agreement, (ii) the breach by the Manager of any representation or warranty made by it herein or (iii) acts or omissions constituting the Manager’s own willful misconduct, bad faith or negligence in the performance of its duties hereunder or otherwise, neither the Manager nor any of its Affiliates (other than the Securitization Entities), managers, officers, members or employees shall be liable to any Securitization Entity, the Servicer, the Control Party, the Back-Up Manager, the Noteholders or any other Person under any circumstances, including, without limitation:

(i) for any error of judgment made in good faith;

(ii) for any action taken or omitted to be taken by the Manager in good faith in accordance with the Management Standard and in accordance with the instructions of the Control Party made in accordance herewith;

(iii) for any representation, warranty, covenant, agreement or indebtedness of any Securitization Entity under the Notes or any Related Document, or for any other liability or obligation of any Securitization Entity;

(iv) for or in respect of the validity or insufficiency of this Agreement or for the due execution hereof by any party hereto other than the Manager, or for the form, character, genuineness, sufficiency, value or validity of any part of the Collateral, or for or in respect of the validity or insufficiency of the Related Documents; and

(v) for any action or inaction of the Trustee or the Control Party, or for the performance of, or the supervision of the performance of, any obligation under this Agreement or any other Related Document that is required to be performed by the Trustee or the Control Party under this Agreement or any other Related Document.

(g) No Financial Liability. No provision of this Agreement (other than the last sentence of clause (d) above) shall require the Manager to expend or risk its funds or otherwise incur any financial liability in the performance of any of its rights or powers hereunder, if the Manager shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it. Notwithstanding the foregoing, the Manager shall be obligated to perform its obligations hereunder, consistent with the Management Standard, notwithstanding the fact that the Manager may not be entitled to be reimbursed for all of its expenses incurred in connection with its obligations hereunder as a result of any limit on amounts payable pursuant to the definitions of Weekly Management Fee, Weekly Canadian Management Fee and Supplemental Management Fee.

(h) Reliance. The Manager may conclusively rely on, and shall be protected in acting or refraining from acting when doing so, in each case in accordance with any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper believed by it to be genuine and believed by it to be signed by the proper party or parties. The Manager may accept a certified copy of a resolution of the board of directors or other governing body of any Person as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner or ascertainment of which is not specifically prescribed herein, the Manager may for all purposes hereof rely on a certificate, signed by any Authorized Officer of the relevant party, as to such fact or matter, and such certificate shall constitute full protection to the Manager for any action taken or omitted to be taken by it in good faith in reliance thereon.

(i) Consultations with Third Parties; Advice of Counsel. In the exercise and performance of its duties and obligations hereunder or under any of the other Related Documents, the Manager (i) may act directly or through agents or attorneys pursuant to agreements entered into with any of them and (ii) may, at the expense of the Manager, consult with counsel, accountants and other professionals or experts selected and monitored by the Manager in good faith and in the absence of gross negligence, and the Manager shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other professionals or experts.

(j) Independent Contractor. In performing its obligations as manager hereunder the Manager acts solely as an independent contractor of the Securitization Entities, except to the extent the Manager is deemed to be an agent of the Securitization Entities by virtue of engaging in franchise sales activities as broker. Nothing in this Agreement shall, or shall be deemed to, create or constitute any joint venture, partnership, employment or any other relationship between any of the Securitization Entities and the Manager other than the independent contractor contractual relationship established hereby. Nothing herein shall be deemed to vest in the Manager title or any ownership or property interest in or to the Domino’s IP. The Manager shall not be, nor shall be deemed to be, liable for any acts or obligations of the Securitization Entities, the Control Party or the Trustee (except as set forth in Section 4.3(f) hereof and except with respect to the leases related to the Leased Domestic Manufacturing and Supply Chain Centers where DPL, in its individual capacity, is required to act as co-obligor pursuant to the terms of such leases) and, without limiting the foregoing, the Manager shall not be liable under or in connection with the Notes. The Manager shall not be responsible for any amounts required to be paid by the Trustee under or pursuant to the Indenture.

Section 4.4 Merger; Resignation and Assignment.

(a) Preservation of Existence. The Manager shall not merge into any other Person or convey, transfer or lease all or substantially all of its assets; provided, however, that nothing contained in this Agreement shall be deemed to prevent (a) the merger into the Manager of another Person, (b) the consolidation of the Manager and another Person, (c) the merger of the Manager into another Person or (d) the sale of all or substantially all of the property or assets of the Manager to another Person, so long as (i) the surviving Person of the merger or the purchaser of the assets of the Manager shall continue to be engaged in the same line of business as the Manager and shall have the capacity to perform its obligations hereunder with at least the same degree of care, skill and diligence as measured by customary practices with which the Manager is required to perform such obligations hereunder, (ii) in the case of a merger or sale, the surviving Person of the merger or the purchaser of the assets of the Manager shall expressly assume all obligations of the Manager under this Agreement and expressly agree to be bound by all provisions applicable to the Manager under this Agreement in a supplement to this Agreement in form and substance reasonably satisfactory to the Control Party and (iii) with respect to such event, in and of itself, the Rating Agency Condition has been met.

(b) Resignation. The Manager shall not resign from the rights, powers, obligations and duties hereby imposed on it with respect to the performance of the Services except (a) upon determination that (i) the performance of its duties hereunder is no longer permissible under applicable law and (ii) there is no reasonable action which the Manager could take to make the performance of its duties hereunder permissible under applicable law or (b) if the Manager is terminated as the Manager pursuant to Section 6.1(b). As to clause (a)(i) of this clause (b), any such determination permitting the resignation of the Manager shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee, the Servicer, the Back-Up Manager and the Master Issuer. No such resignation shall become effective until a Successor Manager shall have assumed the responsibilities and obligations of the Manager in accordance with Section 6.1(b). The Trustee, the Servicer, the Back-Up Manager, the Master Issuer and the Rating Agencies shall be notified of such resignation in writing by the Manager. From and after such effectiveness, the Successor Manager shall be, to the extent of the assignment, the “Manager” hereunder. Except as provided above in this Section 4.4(b), the Manager may not assign this Agreement or any of its rights, powers, duties or obligations hereunder.

(c) Termination of Duties. The duties and obligations of the Manager under this Agreement shall continue until such obligations shall have been terminated as provided in Section 4.4(b) or (d), or Section 6.1(b). Such duties and obligations shall survive the exercise by any of the Securitization Entities, the Trustee or the Control Party of any right or remedy under this Agreement, or the enforcement by any Securitization Entity, the Trustee, the Control Party or any Noteholder of any provision of the Indenture, the other Related Documents, the Notes or this Agreement.

(d) Notwithstanding anything to the contrary herein, upon the release at any time of the Canadian Distributor as a Guarantor under the Global G&C Agreement, the Canadian Manufacturer shall be automatically terminated as Sub-Manager and all rights and obligations of the Canadian Manufacturer under any Sub-Management Arrangement or Related Document in such capacity (including, without limitation, the right to receive the Weekly Canadian Management Fee) shall cease to be effective (other than with respect to any accrued and unpaid fees and expenses and any contingent indemnification obligations owing to the Canadian Manufacturer hereunder or under any other Related Documents).

Section 4.5 Taxes. The Manager shall file or cause to be filed all federal tax returns and all state and other tax returns which are required to be filed by the Manager. The Manager shall pay or make adequate provisions for the payment of all taxes shown as due on such returns, and all assessments made against it or any of its property (other than any amount of tax the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Manager). The charges, accruals and reserves on the Manager’s books in respect of taxes shall be, in the Manager’s reasonable opinion, adequate.

Section 4.6 Notice of Certain Events. On the determination of either the chief financial officer or the chief legal officer of the Manager or its direct or indirect parent regarding the occurrence of any of the following events: (a) a Manager Termination Event or (b) any litigation, arbitration or other proceeding pending before or by any court, administrative agency, arbitrator or governmental body having jurisdiction over the Manager or any of its properties either asserting the illegality, invalidity or unenforceability of any of the Related Documents, seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of any of the Related Documents or which could reasonably be expected to have a Material Adverse Effect, the Manager shall provide written notice to the Trustee, the Servicer, the Back-Up Manager, the Master Issuer and the Rating Agencies of the same promptly and in any event within five (5) Business Days .

Section 4.7 Capitalization. The Manager shall have sufficient capital to perform all of its obligations under this Agreement at all times from the Closing Date and until the Indenture has been terminated in accordance with the terms thereof.

Section 4.8 Franchise Law Determination. The Manager shall file such documents as are necessary to register as a franchise broker or franchise sales agent as required by any state franchising authority. Upon final determination by any state franchising authority’ that the Manager is considered by such state franchising authority to be a “subfranchisor”, the Manager within 120 days of such determination shall file such documents and take such other compliance actions as are required by such state franchising authority or under such state’s franchise laws.

Section 4.9 Maintenance of Separateness. The Manager covenants that, except as contemplated by the Related Documents:

(a) the books and records of each Securitization Entity will be maintained separately from those of the Manager and each of its Affiliates that is not a Securitization Entity;

(b) all financial statements of the Manager that are consolidated to include any Securitization Entity and that are distributed to any party will contain detailed notes clearly stating that (i) all of such Securitization Entity’s assets are owned by such Securitization Entity and (ii) such Securitization Entity is a separate entity and has creditors who have received interests in the Securitization Entity’s assets;

(c) the Manager will observe (and will cause each of its Affiliates that is not a Securitization Entity to observe) limited liability company or corporate formalities in its dealing with any Securitization Entity;

(d) the Manager shall not (and shall not permit any of its Affiliates that is not a Securitization Entity to) commingle its funds with any funds of any Securitization Entity; provided that the foregoing shall not prohibit the Manager from holding funds of the Securitization Entity in its capacity as manager for such entity in a segregated account identified for such purpose;

(e) the Manager will (and shall cause each of its Affiliates that is not a Securitization Entity to) maintain arm’s length relationships with each Securitization Entity and each of the Manager and its Affiliates that are not Securitization Entities will be compensated at market rates for any services it renders or otherwise furnishes to such Securitization Entity;

(f) the Manager will not be, and will not hold itself out to be, responsible for the debts of any Securitization Entity or the decisions or actions in respect of the daily business and affairs of any Securitization Entity and the Manager will not permit any Securitization Entity to hold the Manager out to be responsible for the debts of such Securitization Entity or the decisions or actions in respect of the daily business and affairs of such Securitization Entity; provided that the foregoing shall not prohibit DPL, in its individual capacity, from acting as co-obligor with respect to the leases related to the Leased Domestic Manufacturing and Supply Chain Centers where required by such leases; and

(g) upon an officer of the Manager obtaining actual knowledge that any of the foregoing provisions in this Section 4.9 hereof has been breached or violated in any material respect, the Manager will take such actions as may be reasonable and appropriate under the circumstances to correct and remedy such breach or violation as soon as reasonably practicable under such circumstances.

Section 4.10 No ERISA Plan. Neither the Manager nor any corporation or any trade, business, organization or other entity (whether or not incorporated), that would be treated together with the Manager as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA shall establish, maintain, contribute to, incur any obligation to contribute to, or incur any liability in respect of, any Plan that is subject to Title IV of ERISA.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS AS TO POST-SECURITIZATION ASSETS

Section 5.1 Representations and Warranties Made in Respect of Post- Securitization Assets. The Manager represents and warrants to the Master Issuer and the other Securitization Entities, and the Trustee, as of the dates set forth below (except if otherwise expressly noted) as follows:

(a) Post-Securitization Domestic Franchise Arrangements. As of the applicable Post-Securitization Asset Addition Date with respect to the Post- Securitization Domestic Franchise Arrangement acquired on such Post- Securitization Asset Addition Date:

(i) Such Post-Securitization Domestic Franchise Arrangement does not contain terms and conditions that are reasonably expected to result in (A) a material decrease in the amount of Retained Collections, taken as a whole, (B) a material adverse change in nature or quality of Retained Collections, taken as a whole, or (C) a material adverse change in the general assets categories generating Retained Collections, taken as a whole, in each case when compared to the amount, nature, quality or general categories generating Collections that could have been reasonably expected to result had such Post-Securitization Domestic Franchise Arrangement been entered into in accordance with the Prior Terms;

(ii) Such Post-Securitization Domestic Franchise Arrangement is the legal, valid and binding obligation of the parties thereto, has been fully and properly executed by the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law);

(iii) Such Post-Securitization Domestic Franchise Arrangement complies in all material respects with all applicable Requirements of Law;

(iv) No Franchisee party to such Post- Securitization Domestic Franchise Arrangement is, to the Manager’s knowledge subject to an Event of Bankruptcy;

(v) Continuing Franchise Fees and similar fees payable pursuant to such Post-Securitization Domestic Franchise Arrangement are payable at least weekly; provided, however, that the Manager may cause the applicable Franchisor to enter into Post-Securitization Domestic Franchise Arrangements that provide for Continuing Franchise Fees and similar fees to be payable less frequently than weekly if the aggregate fees payable under all Post-Securitization Domestic Franchise Arrangements that provide for payment of Continuing Franchise Fees and similar fees less frequently than weekly are not reasonably anticipated to exceed 10% of total Retained Collections in the twelve-month period immediately following the commencement of any such Post-Securitization Domestic Franchise Arrangement;

(vi) Except as required by law, such Post- Securitization Domestic Franchise Arrangement contains no contractual rights of setoff or contractual defenses to obligations to make payment of any amounts payable by the Franchisee under such Post-Securitization Domestic Franchise Arrangement;

(vii) Such Post-Securitization Domestic Franchise Arrangement contains no restrictions on assignment that are reasonably expected to be materially more onerous on the Domestic Franchisor thereto than the Prior Terms (which do not include any such restrictions on assignments); provided, however, that the Manager may cause the Domestic Franchisor to enter into Post-Securitization Domestic Franchise Arrangements that include such restrictions with the prior written consent of the Control Party, such consent not to be unreasonably withheld (it being agreed that in determining whether to so consent, the Control Party may assess whether such restrictions (together with other structural protections implemented by the Domestic Franchisor) will adversely affect the liquidation value of all Domestic Franchise Arrangements and the Domino’s IP); provided that the royalties from such Post-Securitization Domestic Franchise Arrangements are not reasonably anticipated to exceed 5% of the total royalties of all Post-Securitization Domestic Franchise Arrangements in the four (4) fiscal quarter period immediately following the commencement of such Post-Securitization Domestic Franchise Arrangements; and

(b) Post-Securitization International Franchise Arrangements. As of the applicable Post-Securitization Asset Addition Date with respect to the Post-Securitization International Franchise Arrangement acquired on such Post- Securitization Asset Addition Date:

(i) Such Post-Securitization International Franchise Arrangement is the legal, valid and binding obligation of the parties thereto, has been fully and properly executed by the parties thereto and is enforceable against the parties thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy or insolvency laws and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law);

(ii) Either (a) such Post-Securitization International Franchise Arrangement requires the Franchisee under such Post-Securitization International Franchise Arrangement to comply in all material respects with all applicable Requirements of Law and to indemnify the International Franchisor or the International Franchisor (Michigan) for any losses arising out of such Franchisee’s failure to comply with the applicable Requirements of Law, including any necessary approvals or consents from a Governmental Authority or (b) the Manager has obtained a legal opinion or other evidence reasonably acceptable to the Control Party to the effect that such Post-Securitization International Franchise Arrangement complies in all material respects with all applicable Requirements of Law; and

(iii) No Franchisee party to such Post- Securitization International Franchise Arrangement is, to the Manager’s knowledge, subject to an Event of Bankruptcy.

(c) Post-Securitization Owned Property. As of the applicable Post-Securitization Asset Addition Date with respect to any Post-Securitization Owned Property acquired on such date, the Manager has conducted or caused to be conducted a “desktop” Phase I environmental study on such Owned Property and has taken or caused to be taken appropriate remediation or follow-up study measures on such Owned Property, consistent with the Management Standard.

Section 5.2 Covenants in Respect of New Collateral.

(a) Other Contributed, Developed or Acquired Assets. In consideration of being engaged as the Manager, the Manager agrees that neither it nor its Affiliates (other than the Securitization Entities) will compete with the business of the Securitization Entities (other than (i) operation of (x) Company-Owned Stores, (y) any business or other assets disposed of pursuant to a Permitted Asset Disposition and (z) acquiring or entering into International Franchise Arrangements in accordance with the terms set forth in this Section 5.2 and (ii) the sale of inventory owned by the Canadian Manufacturer after the Series 2007-1 Closing Date) and, accordingly:

(i) Future Brand IP. The Manager and its Affiliates (A) shall contribute to the IP Holder, or otherwise cause the IP Holder to own, all rights in and to all Future Brand Assets; provided, that the Control Party shall have the right to direct, in accordance with the Base Indenture, that Future Brand Assets be held by one or more newly formed Securitization Entities that will act as Additional IP Holders, if the Control Party reasonably believes that such Future Brand Assets could impair the Collateral if it were held by the IP Holder, and that separating the ownership of such Future Brand Assets from the rest of the Domino’s IP will not impair the enforceability of the Domino’s IP, (B) acknowledge and agree that all such Future Brand IP is developed for the benefit of the IP Holder or the applicable Additional IP Holder and (C) shall contribute to IP Holder or the applicable Additional IP Holder, or otherwise cause IP Holder or the applicable Additional IP Holder to enter into, develop or acquire, Future Brand Assets. In making any determination with respect to Future Brand Assets, the Control Party shall have the right to consult with the Back-Up Manager or other third-party experts.

(ii) Franchise Agreements. Unless otherwise agreed to in writing by the Control Party, any contribution to, or development or acquisition by, the Master Issuer of any Franchise Arrangements (whether related to the Domino’s Brand or any Future Brand) shall be subject to all applicable provisions of the Indenture, this Agreement (including the applicable representations and covenants in Article 2 and Article 5), the IP License Agreements and the other Related Documents.

(iii) Additional Securitization Entities. The Manager shall have the right to form an Additional Securitization Entity for the purpose of holding Future Brand Assets until such time as the Control Party shall direct the Manager as to which Securitization Entity should hold such Future Brand Assets in accordance with clause (i) above.

(iv) Non-Securitization Entity MFA Arrangements. Notwithstanding anything to the contrary herein or in any other Related Documents, any Non-Securitization Entity (in its capacity as a Non-Securitization International Franchisor) will be permitted to acquire International Franchise Agreements from third-party master Franchisees (such arrangements, “Non-Securitization Entity MFA Arrangements”), so long as (i) such Non-Securitization International Franchisor enters into a license agreement with the IP Holder (a “Non-Securitization International Franchisor IP License Agreement”) setting forth the Non-Securitization International Franchisor IP License Agreement Terms set forth below, (ii) to the extent that the royalties generated by International Franchise Agreements held by Non-Securitization Entities, in the aggregate, constitute more than 5% of Retained Collections, calculated on a pro forma basis giving effect to such International Franchise Agreements acquisition, for the preceding four (4) Quarterly Collection Periods, such Non-Securitization International Franchisor shall appoint an independent director, independent manager, or similar person, as applicable, whose duties will include approving or providing consent for any voluntary bankruptcy filing, and (iii) either (1) the royalty rate paid by such Non-Securitization International Franchisor under each such International Franchise Agreement will be (x) no less, calculated as a percentage of Gross Sales in the related territory, than the royalty rate previously paid by the existing third-party master Franchisee and (y) no less than the average royalty rate paid by third-party master franchisees in the same geographic region or (2) the Control Party has provided its prior consent or Rating Agency Confirmation has been obtained; provided, that the royalty rate payable by any Non-Securitization Entity under an International Franchise Agreement may be adjusted from time to time by the Manager (each such adjustment, a “Permitted Adjustment”) in accordance with the Management Standard, as long as either of conditions (1) and (2) above is satisfied. Any Non-Securitization International Franchisors may sell International Franchise Agreements to third-party master Franchisees at any time, provided that either (1) (a) the royalty rate paid by the assignee of such International Franchise Agreement will be no less, calculated as a percentage of Gross Sales in the related territory, than the royalty rate previously paid by the existing third-party master Franchisee and (b) the license rate to be paid to IP Holder is at least the amount paid immediately prior to the sale or assignment, or (2) the Control Party has provided its prior consent or Rating Agency Confirmation has been obtained. The “Non-Securitization International Franchisor IP License Agreement Terms” consist of the following terms, with respect to any Non-Securitization International Franchisor IP License Agreement:

1) The form of the applicable Non-Securitization International Franchisor IP License Agreement will be substantially similar to the applicable then-current form of franchise agreement, master franchise agreement, store franchise agreement, area development agreement or similar agreement, as applicable (including with respect to the duration of its term), and other sublicense agreements will contain conditions on the sublicensee’s use of the applicable Domino’s IP that are substantially similar to those set forth in the applicable Non-Securitization International Franchisor IP License Agreement. The applicable Non-Securitization International Franchisor will use commercially reasonable efforts to include the IP Holder as a third-party beneficiary of such licensee’s rights (but none of its duties, obligations or liabilities) under its sublicense agreements.

2) For so long as there are Notes Outstanding under the Indenture, the IP Holder and the Non-Securitization International Franchisor under the applicable Non-Securitization International Franchisor IP License Agreement may agree to terminate or amend the applicable Non-Securitization International Franchisor IP License Agreement only (i)

with the prior written consent of the Control Party, to the extent required under the Indenture, in respect of any amendment that is intended to reduce the license fees payable under the Non-Securitization International Franchisor IP License Agreement (other than any Permitted Adjustment) or remove or amend any of the International Franchise IP License Agreement Additional Covenants described herein, (ii) if such termination or amendment constitutes a Permitted Termination/Amendment or (iii) in connection with any amendment required by applicable law or regulation.

3) If the Non-Securitization International Franchisor under the applicable Non-Securitization International Franchisor IP License Agreement materially violates any of its obligations under such Non-Securitization International Franchisor IP license Agreement, such Non-Securitization International Franchisor will be required to cure such violation to the satisfaction of the IP Holder within 30 days following its receipt of a Breach Notice or, with respect to a violation that can be cured but not within such 30 day period, within a reasonable time not to exceed an additional 60 days. Simultaneously with delivery of any Breach Notice to the Non-Securitization International Franchisor, the IP Holder will also deliver a copy of such Breach Notice to the Manager, the Control Party, the Back-Up Manager, the Trustee and the Rating Agencies. If the Non-Securitization International Franchisor fails to fully remedy a material violation of its obligations to the satisfaction of the IP Holder within the specified time period, then the IP Holder may terminate the applicable Non-Securitization International Franchisor IP License Agreement, subject to the prior written consent of the Control Party, to the extent required under the Indenture, for so long as there are Notes Outstanding under the Indenture.

4) Upon expiration or termination of a Non-Securitization International Franchisor IP License Agreement prior to expiration or upon non-renewal of the term of such Non-Securitization International Franchisor IP License Agreement, sublicenses granted by the licensee will terminate unless written permission by the IP Holder is granted prior to such expiration or termination of the Non-Securitization International Franchisor IP License Agreement.

5) Neither the Non-Securitization International Franchisor under the applicable Non-Securitization International Franchisor IP License Agreement nor the IP Holder will be permitted to assign its rights or delegate its duties under the Non-Securitization International Franchisor IP License Agreement without the prior written consent of (a) the other party thereto and (b) for so long as there are Notes Outstanding under the Indenture, the Control Party; provided that (x) such Non-Securitization International Franchisor is permitted to assign its rights and duties, in whole but not in part, to another Non-Securitization Entity and (y) the IP Holder is permitted to delegate its rights and duties to the Manager, as its agent under this Agreement, and to pledge its rights under the applicable Non-Securitization International Franchisor IP License Agreement to the Trustee to secure the Notes. The Trustee or the Control Party is permitted to assign, and/or authorize the assignment of, the IP Holder’s rights under the applicable Non-Securitization International Franchisor IP License Agreement in connection with the exercise by the Trustee of its available rights and remedies following the occurrence and during the continuance of an Event of Default under the Indenture.

6) The term of each Non-Securitization International Franchisor IP License Agreement will be for one (1) year from the execution of such Non-Securitization International Franchisor IP License Agreement and such agreement will automatically renew for additional one (1) year terms unless either party provides the other party with notice of its intent not to renew prior to the end of the then-current term.

7) The applicable Non-Securitization International Franchisor IP License Agreement shall contain the following additional covenants (the “International Franchise IP License Agreement Additional Covenants”):

I. a prohibition on the payment of dividends or distributions directly or indirectly to Holdco prior to payment of royalties under the applicable International Franchise IP License Agreement;

II. an agreement not to incur third-party indebtedness in respect of borrowed money (subject to certain exclusions, including for operating leases, including any [Head/Tail Leases] any foreign exchange or other hedging transactions and any guarantees of payment obligations of International NSE Franchisees under vendor, supplier, or similar third-party agreements) and an agreement not to pledge any of its respective assets to secure its obligations to any Persons other than certain permitted liens; and

III. an agreement that it will not sell, transfer or otherwise dispose of any material assets other than (i) any termination or non-renewal of an International NSE Franchise Arrangement (or other franchise agreement or sublicense granted in accordance with the terms of the applicable International Franchise IP License Agreement) or other disposition of inventory or any other asset, in each case in accordance with commercially reasonable business practices, when no longer useful, necessary or material to the operation of its business, or that would not otherwise be materially adverse to the IP Holder, (ii) any disposition of any asset in connection with entering into a new master franchise arrangement and associated International NSE Franchise Arrangements, (iii) any other disposition consented to by the independent director, independent manager, or similar Person, as applicable, (iv) any assignment of one or more International NSE Franchise Agreements (or other franchise agreement or sublicense granted in accordance with the terms of the applicable International Franchise IP License Agreement) to another Non-Securitization Entity; provided that either (x) the related Non-Securitization International Franchisor IP License Agreement will be assigned to the Non-Securitization Entity that is acquiring such International NSE Franchise Agreement(s) (or other franchise agreement or sublicense) or (y) such Non-Securitization Entity will enter into a new Non-Securitization International Franchisor IP License Agreement with the IP Holder or (v) any assignment of one or more International NSE Franchise Agreements (or other franchise agreement or sublicense granted in accordance with the terms of the applicable International Franchise IP License Agreement) to the International Franchisor or the International Franchisor (Michigan).

ARTICLE 6

DEFAULT

Section 6.1 Manager Termination Event.

(a) Manager Termination Events. Any of the following events or occurrences shall constitute a Manager Termination Event (a “Manager Termination Event”) under this Agreement, the assertion as to the occurrence of which may be made, and notice of which may be given, by either the Master Issuer or the Trustee (acting at the direction of the Control Party):

(i) any failure by the Manager to remit to the Collection Account, any Base Indenture Account or any Series Account, within three (3) Business Days of its actual knowledge of its receipt thereof, any payments required to be deposited into the Collection Account, such Base Indenture Account or such Series Account received by it in respect of the Managed Assets;

(ii) the Quarterly DSCR (or, on and after the Series 2025-1 Springing Amendments Implementation Date, the Interest-Only DSCR) for any Quarterly Payment Date is less than 1.20x .

(iii) any failure by the Manager to provide (A) any required certificate or report set forth in Sections 4.1(a), (b), (d) or (k) of the Base Indenture within three Business Days of its due date or (B) any required certificate or report set forth in Section 4.1(c) of the Base Indenture when due;

(iv) a material default by the Manager in the due performance and observance of any provision of this Agreement or any other Related Document to which it is party and the continuation of such default uncured for a period of 30 days after it has been notified thereof by the Master Issuer or the Control Party, or otherwise obtained knowledge of such default; provided, however, that as long as the Manager is diligently attempting to cure such default, such cure period shall be extended by an additional period as may be required to cure such default, but in no event by more than an additional 30 days; and provided, further, that any default related to transfer of a defective asset pursuant to the terms of this Agreement, a Distribution and Contribution Agreement or a Contribution and Sale Agreement shall be deemed cured for purposes hereof upon payment in full by the applicable transferor of the liquidated damages amount specified in this Agreement, such Distribution and Contribution Agreement or such Contribution and Sale Agreement.

(v) any representation, warranty or statement of the Manager made in this Agreement or any other Related Document or in any certificate, report or other writing delivered pursuant thereto that is not qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect in any material respect, or any such representation, warranty or statement of the Manager that is qualified by materiality or the definition of “Material Adverse Effect” proves to be incorrect, in each case as of the time when the same was made or deemed to have been made or as of any other date specified in such document or agreement; provided that if any such breach is capable of being remedied within 30 days of the Manager’s knowledge of such breach or receipt of notice thereof, then a Manager Termination Event shall only occur under this clause (vi) as a result of such breach if it is not cured in all material respects by the end of such 30 day period;

(vi) an Event of Bankruptcy with respect to the Manager shall have occurred;

(vii) any final, non-appealable order, judgment or decree is entered in any proceedings against the Manager by a court of competent jurisdiction decreeing the dissolution of the Manager and such order, judgment or decree remains unstayed and in effect for more than ten days;

(viii) a final non-appealable judgment for an amount in excess of $200,000,000 (exclusive of any portion thereof which is insured) is rendered against the Manager or, so long as DPL is the Manager, is rendered against Holdco or Intermediate Holdco by a court of competent jurisdiction and is not paid or discharged within forty five (45) days;

(ix) an acceleration of more than $200,000,000 of the Indebtedness of the Manager or, so long as DPL is the Manager, Intermediate Holdco or Holdco;

(x) this Agreement or a material portion thereof ceases to be in full force and effect or enforceable in accordance with its terms (other than in accordance with the express termination provisions thereof and other than Section 2.1(l)), or the Manager asserts as much in writing;

(xi) a failure by the Manager, Holdco, or any direct or indirect subsidiary of Holdco (apart from the Securitization Entities) to comply with the Holdco Specified Non-Securitization Debt Cap in accordance with the terms of the Parent Company Support Agreement, and such failure has continued for a period of 45 days after Holdco has been notified by any Securitization Entity or the Control Party, or otherwise has obtained knowledge of such non-compliance; and

(xii) solely on or after the Series 2025-1 Springing Amendments Implementation Date, the occurrence of a Change in Management following the occurrence of a Change of Control.

(b) Remedies. Upon the occurrence and continuance of any Manager Termination Event, subject to the limitations set forth in the Indenture, (i) the Control Party, acting at the direction of the Controlling Class Representative, may waive such Manager Termination Event or (ii) the Master Issuer or the Control Party, acting at the direction of the Controlling Class Representative, may, by notice given to the Manager (a “Manager Termination Notice”) (with copies to the Trustee, the Back-Up Manager and the Rating Agencies and to whichever of the Master Issuer and the Control Party has not provided such notice), direct the Trustee to terminate all of the rights, powers, duties, obligations and responsibilities of the Manager under this Agreement, including, without limitation, all rights of the Manager to receive all or a portion of the management compensation provided for in Section 2.7 or any expense reimbursement hereunder, other than to the extent accrued prior to such termination and not previously paid. Upon any termination or the giving of the notice referred to in the preceding sentence, the Manager shall promptly notify the Master Issuer, the Trustee, the Servicer and the Back-Up Manager of such notice and the rights, powers, duties, obligations and responsibilities of the Manager under this Agreement to the extent specified in such notice, whether with respect to the Managed Assets, the Collection Account, any Weekly Management Fee, Weekly Canadian Management Fee, Supplemental Management Fee (other than to the extent accrued prior to such termination and not previously paid) or otherwise shall vest in and be assumed by any Successor Manager appointed by the Control Party. No termination or resignation of the Manager shall become effective until a Successor Manager whose appointment has been directed and approved by the Control Party (acting at the direction of the Controlling Class Representative) shall have assumed the rights, powers, duties, obligations and responsibilities of the Manager. The Manager shall cooperate with the Successor Manager to facilitate such transition, shall execute and deliver any instrument as shall reasonably be necessary for such transition, and shall use best efforts to promptly assign and transfer to the Successor Manager all books and records, property, money and other assets held by such Manager hereunder; provided, however, that the Manager shall have access, during normal business hours and upon reasonable notice, to all books and records that the Manager reasonably believes would be necessary or desirable for the Manager in connection with the preparation of any tax or other governmental reports and filings and other uses.

(c) From and during the continuation of a Manager Termination Event where the rights and powers of the Manager have been terminated, each Securitization Entity and the Trustee (at the direction of the Control Party) are hereby irrevocably authorized and empowered to execute and deliver, on behalf of the Manager, as attorney in fact or otherwise, all documents and other instruments (including any notices to Franchisees deemed necessary or advisable by the Master Issuer, the Franchisors or the Control Party), and to do or accomplish all other acts or things necessary or appropriate, to effect such vesting and assumption.

(d) Notice of Manager Termination Event. Promptly after the occurrence of any Manager Termination Event pursuant to Section 6.1(a), the Manager shall transmit notice of such Manager Termination Event to the Control Party and the Trustee, with a copy to each Rating Agency and the Back-Up Manager.

Section 6.2 Disentanglement.

(a) Obligations. The Manager is required to cooperate with the Back-Up Manager and the Control Party in connection with the implementation of the approved Transition Plan and the complete transition to a Successor Manager (including, for the avoidance of doubt, in connection with any resignation of the Manager), without interruption or adverse impact on the provision of Services (the “Disentanglement”). The Manager will use its commercially reasonable efforts during the Disentanglement Period to (i) not materially reduce its existing staff and resources that were devoted to or shared with the provisions of the Services prior to the date of the applicable Manager Termination Notice and allow reasonable access to the Manager’s premises, systems, and offices during the Disentanglement Period (ii) unless otherwise directed by the Back-Up Manager, the Control Party or the Trustee, continue to perform all Services not being performed by the Back-Up Manager or a Successor Manager as part of the Hot Back-Up Management Duties (such activities being referred to as “Continuity of Services”). Thereafter, the Manager is required to cooperate fully with the Successor Manager or Interim Successor

Manager as the case may be, and otherwise promptly take all actions reasonably required to assist in effecting a complete Disentanglement while using commercially reasonable efforts to maintain Continuity of Services and shall follow any reasonable directions that may be provided by the Control Party and/or the Back-Up Manager. The Manager shall provide all information and assistance regarding the terminated Services required for Disentanglement and Continuity of Services, including data conversion and migration, interface specifications and related professional services and provide for the prompt and orderly conclusion of all work, as the Control Party and the Back-Up Manager may reasonably direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Manager or Interim Successor Manager, as the case may be. The Manager shall provide for the prompt and orderly conclusion of all work as the Servicer and the Back-Up Manager may direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to the Successor Manager. All services relating to Disentanglement and Continuity of Services (the “Disentanglement Services”), including all reasonable training for personnel of the Back-Up Manager(including in its capacity as Interim Successor Manager), the Successor Manager or the Successor Manager’s designated alternate service provider in the performance of the Services, shall be deemed a part of the Services to be performed by the Manager. The Manager will use commercially reasonable efforts to utilize existing resources to perform the Disentanglement Services, other than those related to Continuity of Services, which shall remain separate obligations of the Manager.

After the occurrence of a Hot Back-Up Management Trigger Event but prior to the Disentanglement Period, the Manager shall, unless otherwise directed by the Trustee (acting at the direction of the Control Party acting at the direction of the Controlling Class Representative or if there is no Controlling Class Representative, the Majority of Controlling Class Members), continue to perform all management functions under the Management Agreement and the other Related Documents other than those being performed by the Back-Up Manager as part of the Hot Back-Up Management Duties.

(b) Charges for Disentanglement Services. So long as the Manager and the Canadian Manufacturer continue to provide the Services (whether or not the Manager has been terminated as Manager or the services of the Canadian Manufacturer have been terminated hereunder) during the Disentanglement Period, the Manager and the Canadian Manufacturer shall continue to be paid their respective compensation set forth in Section 2.7. Upon the Successor Manager’s assumption of the obligation to perform all Services hereunder, the Manager shall be entitled to reimbursement of its actual costs for the provision of any Disentanglement Services.

(c) Duration of Disentanglement Obligations. The Manager’s obligation to provide Disentanglement Services will continue during the period (the “Disentanglement Period”) commencing on the earlier of (A) delivery of the Manager Termination Notice to the Manager or (B) delivery of a resignation notice by the Manager (or upon automatic termination following the occurrence of any Manager Termination Event described in clause (vi) in the definition of Manager Termination Event) following and ending on the date on which the Successor Manager or the re-engaged Manager shall assume all of the obligations of the Manager hereunder.

(d) Sub-Management Arrangements; Authorizations.

(i) With respect to each Sub-Management Arrangement and unless the Control Party elects to terminate such Sub- Management Arrangement in accordance with Section 2.12 hereof, the Manager will:

(A) assign to the Successor Manager or its designated alternate service provider all of the Manager’s rights under such Sub-Management Arrangement to which it is party used by the Manager in performance of the transitioned Services; and

(B) procure any third party authorizations necessary to grant the Successor Manager or its designated alternate service provider the use and benefit of such Sub-Management Arrangement to which it is party used by the Manager in performing the transitioned Services, pending their assignment to the Successor Manager under this Agreement.

(ii) If the Control Party elects to terminate such Sub-Management Arrangement in accordance with Section 2.12 hereof, the Manager will take all reasonable actions necessary or reasonably requested by the Control Party to accomplish a complete transition of the Services performed by a Sub-manager under the applicable Sub- Management Arrangement to the Successor Manager, or to any alternate service provider designated by the Control Party, without interruption or adverse impact on the provision of Services.

(e) Confidential Information. The Manager will comply with the terms of Article 7 relating to the return and destruction of Confidential Information.

(f) Third-Party Intellectual Property. The Manager will assist the Successor Manager or its designated alternate service provider in obtaining any necessary licenses or consents to use any third-party Intellectual Property then being used by the Manager or any Sub-manager, including pursuant to the DPL IP License Agreement. The Manager will assign any such license or sublicense directly to the Successor Manager or its designated alternate service provider to the extent the Manager has the necessary rights to assign such agreements to the Successor Manager or its designated alternate service provider without incurring any additional cost.

(g) License to Use Domino’s IP. Promptly following the occurrence of a Manager Termination Event and the appointment of a Successor Manager, the IP Holder will enter into a license agreement with such Successor Manager with respect to the Domino’s IP on substantially the same terms as the DPL IP License Agreement.

Section 6.3 No Effect on Other Parties. Upon any termination of the rights and powers of the Manager from time to time pursuant to Section 6.1, or a resignation pursuant to Section 4.4(b), upon any appointment of a Successor Manager, all the rights, powers, duties, obligations and responsibilities of the Securitization Entities, the Control Party or the Trustee under this Agreement, the Indenture and the other Related Documents shall remain unaffected by such termination or appointment and shall remain in full force and effect thereafter, except as otherwise expressly provided in this Agreement or in the Indenture.

Section 6.4 Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to the Securitization Entities, the Trustee, the Servicer, the Control Party, the Back-Up Manager or the Noteholders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another or any other right or remedy which they may have at law or in equity. Except as otherwise expressly provided herein, no delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient. The provisions of this Article VI shall survive termination of this Agreement until such time as a Successor Manager is appointed and accepts such appointment hereunder and the Manager has fully completed the Disentanglement provisions set forth herein.

ARTICLE 7

CONFIDENTIALITY

Section 7.1 Confidentiality.

(a) The parties hereto acknowledge that during the term of this Agreement each party may receive Confidential Information from another party hereto. Each party agrees to maintain the Confidential Information in the strictest of confidence and will not, at any time, use, disseminate or disclose any Confidential Information to any person or entity other than those of its employees or representatives who have a “need to know”, who have been apprised of this restriction. Recipient shall be liable for any breach of this Section 7.1(a) by any of its employees or representatives and shall immediately notify Discloser in the event of any loss or disclosure of any Confidential Information of Discloser. Upon termination of this Agreement, Recipient will return to Discloser, or at Discloser’s request, destroy, all documents and records in its possession containing the Confidential Information of Discloser. Confidential Information shall not include information that: (i) is already known to Recipient without restriction on use or disclosure prior to receipt of such information from Discloser; (ii) is or becomes part of the public domain other than by breach of this Agreement by, or other wrongful act of, Recipient; (iii) is developed by Recipient independently of and without reference to any Confidential Information; (iv) is received by Recipient from a third party who is not under any obligation to Discloser to maintain the confidentiality of such information; or (v) is required to be disclosed by applicable law, statute, rule, regulation, subpoena, court order or legal process; provided that Recipient shall promptly inform the Discloser of any such requirement and cooperate with any attempt by the Discloser to obtain a protective order or other similar treatment. It shall be the obligation of Recipient to prove that such an exception to the definition of Confidential Information exists.

(b) Notwithstanding anything to the contrary contained in Section 7.1(a), the Securitization Entities, the Trustee, the Servicer, the Back-Up Manager or the Noteholders may use, disseminate or disclose any Confidential Information to any person or entity in connection with the enforcement of rights of the Securitization Entities, the Trustee, the Servicer, the Back-Up Manager or the Noteholders under the Indenture or the Related Documents; provided, however, that prior to disclosing any such Confidential Information:

(i) to any such person or entity other than in connection with any judicial or regulatory proceeding, such person or entity shall agree in writing to maintain such Confidential Information in a manner at least as protective of the Confidential Information as the terms of Section 7.1(a); or

(ii) to any such person or entity in connection with any judicial or regulatory proceeding, the Recipient will (x) promptly notify Discloser of each such requirement and identify the documents so required thereby, so that Discloser may seek an appropriate protective order or similar treatment and/or waive compliance with the provisions of this Agreement; (y) use reasonable efforts to assist Discloser in obtaining such protective order or other similar treatment protecting such Confidential Information prior to any such disclosure; and (z) consult with Discloser on the advisability of taking legally available steps to resist or narrow the scope of such requirement. If, in the absence of such a protective order or similar treatment, the Recipient is nonetheless required by mandatory applicable law to disclose any part of Discloser’s Confidential Information which is disclosed to it under this Agreement, the Recipient may disclose such Confidential Information without liability under this Agreement, except that the Recipient will furnish only that portion of the Confidential Information which is legally required.

ARTICLE 8

MISCELLANEOUS PROVISIONS

Section 8.1 Term of this Agreement. The respective duties and obligations of the Manager and the Securitization Entities created by this Agreement shall terminate upon the final payment or other liquidation of the last outstanding Managed Asset included in the Collateral or, as long as no Notes are Outstanding and the Indenture has been satisfied and discharged pursuant to Article XII of the Base Indenture, upon written agreement by the parties to this Agreement. Upon termination of this Agreement pursuant to this Section 8.1, the Manager shall pay over to the applicable Securitization Entity or any other Person entitled thereto all proceeds of the Managed Assets held by the Manager. The provisions of Section 2.8 shall survive termination of this Agreement.

Section 8.2 Amendments to this Agreement.

(a) This Agreement may be amended from time to time in writing by the parties to this Agreement; provided that (i) any amendment that could reasonably materially adversely affect the interest of the Noteholders shall require the consent of the Control Party, which consent shall not be unreasonably withheld, and (ii) with the consent of the Control Party, a Securitization Entity may be withdrawn from this Agreement if the Equity Interests of such Securitization Entity are foreclosed upon in the exercise of remedies upon an Event of Default. Notwithstanding the foregoing, no consent of the Control Party shall be required:

(i) to correct or amplify the description of any required activities of the Manager or Canadian Manufacturer;

(ii) to add to the duties or covenants of the Manager or Canadian Manufacturer for the benefit of any Noteholders or any other Secured Parties, or to add provisions to this Agreement so long as such action does not materially adversely affect the interests of the Noteholders;

(iii) to correct any manifest error or to cure any ambiguity, defect or provision that may be inconsistent with the terms of the Indenture or any other Related Document, or to correct or supplement any provision herein that may be inconsistent with the terms of the Indenture or any offering memorandum;

(iv) to evidence the succession of another Person to any party to this Agreement;

(v) to comply with Requirements of Law;

(vi) to take any action necessary and appropriate to facilitate the origination of Post-Securitization Franchise Arrangements, the acquisition and management of Supply Chain Centers, or the management and preservation of the Franchise Arrangements, in each case, in accordance with the Management Standard; or

(vii) to provide for additional Services related to any Company-Owned Stores, provided the Rating Agency Condition is satisfied.

(b) Promptly after the execution of any amendment, the Manager shall send to the Trustee, the Servicer, the Back-Up Manager and each Rating Agency a conformed copy of such amendment, but the failure to do so will not impair or affect its validity.

(c) Any amendment or modification effected contrary to the provisions of this Section 8.2 shall be null and void.

Section 8.3 Amendments to other Agreements. The Co-Issuers and the Trustee agree not to amend the Indenture or the Related Documents without the Manager’s consent if such amendment would materially increase the Manager’s obligations or liabilities, or materially decrease the Manager’s rights or remedies under this Agreement, the Indenture or any other Related Document.

Section 8.4 Acknowledgement. Without limiting the foregoing, the Manager hereby acknowledges that, on the date hereof, the Securitization Entities will pledge to the Trustee under the Indenture and the Global G&C Agreement, all of such Securitization Entities’ right and title to, and interest in, this Agreement and the Collateral; and such pledge includes all of such Securitization Entities’ rights, remedies, powers and privileges, and all claims of such Securitization Entities against the Manager, under or with respect to this Agreement (whether arising pursuant to the terms of this Agreement or otherwise available at law or in equity), including (i) the rights of such Securitization Entities and the obligations of the Manager hereunder and (ii) the right, at any time, to give or withhold consents, requests, notices, directions, approvals, demands, extensions or waivers under or with respect to this Agreement or the obligations in respect of the Manager hereunder to the same extent as such Securitization Entities may do. The Manager hereby consents to such pledges described above, acknowledges and agrees that the Trustee and its assigns, the Back-Up Manager and the Control Party, shall be third-party beneficiaries of the rights of such Securitization Entities arising hereunder and agree that the Trustee, the Back-Up Manager or the Control Party may enforce the provisions of this Agreement, exercise the rights of such Securitization Entities and enforce the obligations of the Manager hereunder without the consent of the such Securitization Entities.

Section 8.5 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

(b) The parties hereto each hereby waive any right to have a jury participate in resolving any dispute, whether in contract, tort or otherwise, arising out of, connected with, relating to or incidental to the transactions contemplated by this Agreement.

(c) The parties hereto each hereby irrevocably submit (to the fullest extent permitted by applicable law) to the non-exclusive jurisdiction of any New York state or federal court sitting in the borough of Manhattan, New York City, State of New York, over any action or proceeding arising out of or relating to this Agreement or any related documents and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereto each hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection each may now or hereafter have, to remove any such action or proceeding, once commenced, to another court on the grounds of forum non conveniens or otherwise.

Section 8.6 Notices. All notices, requests or other communications desired or required to be given under this Agreement shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, (b) national prepaid overnight delivery service, (c) telecopy or other facsimile transmission (following with hard copies to be sent by national prepaid overnight delivery service) or (d) personal delivery with receipt acknowledged in writing, to the address set forth in the Base Indenture. Any party hereto may change its address for notices hereunder by giving notice of such change to the other parties hereto, with a copy to the Control Party. Any change of address of a Noteholder shown on a Note Register shall, after the date of such change, be effective to change the address for such Noteholder hereunder. All notices and demands shall be deemed to have been given either at the time of the delivery thereof to any officer or manager of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder, or on the third day after the mailing thereof to such address, as the case may be.

Section 8.7 Severability of Provisions. If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions, or the rights of any parties hereto. To the extent permitted by law, the parties hereto waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

Section 8.8 Delivery Dates. If the due date of any notice, certificate or report required to be delivered by the Manager hereunder falls on a day that is not a Business Day, the due date for such notice, certificate or report shall be automatically extended to the next succeeding day that is a Business Day.

Section 8.9 Binding Effect; Limited Rights of Others. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Except as provided in the preceding sentence and except for the rights of the third party beneficiaries described in Section 8.4, nothing in this Agreement expressed or implied, shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, agreements, representations or provisions contained herein.

Section 8.10 Article and Section Headings. The Article and Section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 8.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 8.12 Amendment and Restatement. The parties hereto agree in each of their respective capacities under the Original Management Agreement and this Agreement that (i) this Agreement amends, estates and supersedes the Original Management Agreement in its entirety, which is superseded in its entirety by this Agreement and shall be of no further force or effect except as amended and restated hereby and (ii) from and after the date hereof, all references in each Related Document to the Original Management Agreement or the “Management Agreement” shall be deemed and agreed to refer to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Management Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

DOMINO’S PIZZA LLC, as Manager and in its individual capacity

By:
Name:
Title:

DOMINO’S PIZZA NS CO.

By:
Name:
Title:

DOMINO’S PIZZA MASTER ISSUER LLC

By:
Name:
Title:

DOMINO’S PIZZA DISTRIBUTION LLC

By:
Name:
Title:

DOMINO’S PROGRESSIVE FOODS DISTRIBUTION LLC

By:
Name:
Title:

DOMINO’S SPV CANADIAN HOLDING COMPANY INC.

By:
Name:
Title:

DOMINO’S IP HOLDER LLC

By:
Name:
Title:

DOMINO’S SPV GUARANTOR LLC

By:
Name:
Title:

DOMINO’S PIZZA FRANCHISING LLC

By:
Name:
Title:

DOMINO’S PIZZA INTERNATIONAL FRANCHISING INC.

By:
Name:
Title:

DOMINO’S PIZZA INTERNATIONAL FRANCHISING OF MICHIGAN LLC

By:
Name:
Title:

DOMINO’S PIZZA CANADIAN DISTRIBUTION ULC

By:
Name:
Title:

DOMINO’S EQ LLC

By:
Name:
Title:

DOMINO’S RE LLC

By:
Name:
Title:

CITIBANK, N.A., in its capacity as Trustee

By:
Name:
Title: